Exhibit 10.1

PARTNERSHIP INTEREST PURCHASE AGREEMENT

dated as of January 10, 2005

among

FUNimation Productions Management, LLC,

FUNimation General Partnership,

FUNimation Management Company, LLC,

FUNimation Productions, Ltd.,

The FUNimation Store, Ltd.,

The individuals signatory hereto, and

Daniel Cocanougher as the Seller Representative

and

Navarre CP, LLC,

Navarre CS, LLC,

Navarre CLP, LLC, and

Navarre Corporation

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TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Employment Agreement
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Non-Competition Agreement
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Release

-iii-

PARTNERSHIP INTEREST PURCHASE AGREEMENT

     PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of January 10, 2005, among FUNimation Productions Management, LLC, a limited liability company organized and existing under the laws of Texas (“FUN Seller”), FUNimation General Partnership, a Texas general partnership organized and existing under the laws of Texas (“GP Seller”), FUNimation Management Company, LLC, a limited liability company organized and existing under the laws of Texas (“Management Seller”), each individual (“Individual”) signatory hereto, (each of FUN Seller, GP Seller, Management Seller, and each Individual a “Seller” and collectively, the “Sellers”), FUNimation Productions, Ltd., a limited partnership organized and existing under the laws of Texas, The FUNimation Store, Ltd., a limited partnership organized and existing under the laws of Texas (respectively, “Productions Company” and “Store Company” each a “Company” and collectively, the “Companies”), and Daniel Cocanougher as the representative of all Sellers (the “Seller Representative”), and Navarre CP, LLC, a limited liability company organized and existing under the laws of Minnesota (“Navarre CP”), Navarre CS, LLC, a limited liability company organized and existing under the laws of Minnesota (“Navarre CS”), and Navarre CLP, LLC, a limited liability company organized and existing under the laws of Minnesota (“Navarre CLP” and collectively with Navarre CP and Navarre CS, the “Buyers”), and Navarre Corporation, a corporation organized and existing under the laws of Minnesota (“Navarre”), in its own capacity as provided herein and its capacity as guarantor of Buyers’ obligations hereunder pursuant to Section 11.15 herein.

     WHEREAS, FUN Seller owns all of the general partnership interests in Productions Company;

     WHEREAS, GP Seller owns all of the limited partnership interests in Productions Company;

     WHEREAS, Management Seller owns all of the general partnership interests in Store Company;

     WHEREAS, the Individuals collectively own all of the limited partnership interests in Store Company;

     WHEREAS, Buyers desire to purchase all of the outstanding limited partnership interests and general partnership interests of each Company (collectively, the “Partnership Interests”), and Sellers severally desire to cause the sale of the Partnership Interests to Buyers on the terms and conditions hereinafter set forth;

     WHEREAS, Navarre wishes to undertake certain obligations hereunder and to guaranty the obligations, duties and undertakings of Buyers under this Agreement; and

     WHEREAS, the definitions of certain defined terms used herein are set forth in Exhibit A hereto.

     NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF PARTNERSHIP INTERESTS

     1.1       Purchase and Sale.

          (a)      Partnership Interests. Upon the terms and subject to the conditions set forth in this Agreement, (i) FUN Seller shall sell to Navarre CP, and Navarre CP shall purchase from FUN Seller, all of the general partnership interests of Productions Company held by FUN Seller (“FUN Seller General Partnership Interests”), free and clear of all Liens, (ii) GP Seller shall sell to Navarre CLP, and Navarre CLP shall purchase from GP Seller, all of the limited partnership interests of Productions Company held by GP Seller (“GP Seller Limited Partnership Interests”), free and clear of all Liens, (iii) Management Seller shall sell to Navarre CS, and Navarre CS shall purchase from Management Seller, all of the general partnership interests of Store Company held by Management Seller (“Management Seller General Partnership Interests”), free and clear of all Liens, and (iv) each Individual shall sell to Navarre CLP, and Navarre CLP shall purchase from such Individual, all of the limited partnership interests of Store Company held by such Individual (collectively, “Individual Limited Partnership Interests”), free and clear of all Liens, for the consideration set forth below.

          (b)      Purchase Price. The purchase price (the “Purchase Price”) payable to Sellers in consideration of the transfer to Buyers of the Partnership Interests shall be:

(i)      $100,400,000, as adjusted pursuant to Section 1.4;

(ii)      the number of unregistered shares (the “Closing Shares”) of Navarre Common Stock as is obtained by dividing $25,000,000 by the Closing Share Price; provided that in no event shall the number of Closing Shares payable to Sellers be less than 1,495,216 or greater than 1,827,486; and

(iii)      contingent payments in an amount up to a maximum of $17,000,000, in the aggregate, subject to the attainment of certain performance criteria set forth in Section 1.5 (each, a “Performance Payment” and collectively, the “Performance Payments”).

          (c)      Payments and Deliveries at Closing. On the Closing Date, Buyers and/or Navarre, as the case may be, shall:

(i)      (x) pay the Closing Cash Amount minus the sum of the A/R Amount, the Indemnification Cash and an amount equal to fifty percent (50%) of any and all filing fees under the HSR Act required to be paid by any of the parties hereto in order to consummate the transactions contemplated by this Agreement to the order of Sellers as provided in Section 1.1(c)(i) of the Disclosure Letter, (y) deliver an amount equal to the A/R Amount to the Escrow Agent, and (z) deliver an amount equal to the Indemnification Cash to the Escrow Agent to be held pursuant to the Escrow Agreement as Indemnification Cash; and

(ii)      direct its transfer agent to issue to each Seller such number of Closing Shares as is equal to (A) the aggregate number of Closing Shares payable pursuant to Section 1.1(b)(ii) multiplied by (B) such Seller’s Pro Rata Share.

          (d)      Allocation of Purchase Price. The allocation of the Purchase Price among the partnership assets of each of Productions Company and Store Company (the “Allocation of Purchase Price”) shall be negotiated in good faith between Buyers and Sellers prior to the Closing Date and shall be set forth in Schedule 1.1(d) of the Disclosure Letter. The Allocation of Purchase Price shall be used by Buyers and Sellers for all Tax purposes, including the preparation and filing by Buyers and Sellers of all relevant Tax Returns, reports, and filings, including, if applicable, IRS Form 8594. Buyers and Sellers will cooperate with each other regarding the preparation and filing of Tax Returns, reports, and filings, including a party’s filing, or joining in the filing, of a Tax form or filing that is required with respect to the other party’s Tax reporting position, provided that the information that is being reported on the Tax form or filing is consistent with the parties’ general understanding of the transaction for, as applicable, federal income Tax purposes or any other Tax purpose. The parties agree that the cash portion of the Purchase Price shall be allocated first to underlying property of each Company that is described in Section 751(a) of the Code, to the extent of the amount of Purchase Price allocated thereto pursuant to this Section 1.1(d).

     1.2 Closing. Unless the parties hereto shall agree in writing upon a different location, time or date, the closing of the sale and purchase of the Partnership Interests (the “Closing”) shall take place at the offices of Bear Stearns, 383 Madison Avenue, New York, New York 10179 at 10:00 a.m. (New York City time) on the 10th Business Day following the satisfaction or waiver (by the applicable party) of the conditions required to be satisfied or waived pursuant to Articles 6 and 7 hereof (other than those requiring the delivery of a certificate or other document, or the taking of other action, at the Closing), but in no event later than the Outside Date. The term “Closing Date” means the date and time at which the Closing occurs.

     1.3 Deliveries at the Closing. Subject to the conditions set forth in this Agreement, at the Closing:

          (a)      FUN Seller shall deliver or cause to be delivered to Navarre CP (i) an Assignment and Assumption Agreement with respect to all of the FUN Seller General Partnership Interests duly executed by FUN Seller, (ii) the applicable Closing Certificate described in Section 7.1(a)(iii), (iii) the applicable secretary’s certificate described in Section 7.1(d), (iv) a Release Agreement duly executed by FUN Seller, and (v) all certificates and other instruments, agreements and documents which are expressly required or reasonably requested by Navarre CP pursuant to this Agreement to be delivered by FUN Seller to Navarre CP at the Closing.

          (b)      GP Seller shall deliver or cause to be delivered to Navarre CLP (i) an Assignment and Assumption Agreement with respect to all of the GP Seller Limited Partnership Interests duly executed by GP Seller, (ii) the applicable Closing Certificate described in Section 7.1(a)(iii), (iii) the applicable secretary’s certificate described in Section 7.1(d), (iv) a Release Agreement duly executed by GP Seller, and (v) all certificates and other instruments, agreements and documents which are expressly required or reasonably requested by Navarre CLP pursuant to this Agreement to be delivered by GP Seller to Navarre CLP at the Closing.

          (c)      Management Seller shall deliver or cause to be delivered to Navarre CS (i) an Assignment and Assumption Agreement with respect to all of the Management Seller General Partnership Interests duly executed by Management Seller, (ii) the applicable Closing Certificate described in Section 7.1(a)(iii), (iii) the applicable secretary’s certificate described in Section 7.1(d), (iv) a Release Agreement duly executed by Management Seller, and (v) all certificates and other instruments, agreements and documents which are expressly required or reasonably requested by Buyers pursuant to this Agreement to be delivered by Management Seller to Navarre CS at the Closing.

          (d)      Each Individual shall deliver or cause to be delivered to Navarre CLP (i) an Assignment and Assumption Agreement with respect to all of the Individual Limited Partnership Interests duly executed by such Individual, (ii) the applicable Closing Certificate described in Section 7.1(a)(iii), (iii) a Release Agreement duly executed by such Individual, and (iv) all certificates and other instruments, agreements and documents which are expressly required or reasonably requested by Buyers pursuant to this Agreement to be delivered by such Individual to Navarre CLP at the Closing.

          (e)      Each Company shall deliver or cause to be delivered to Buyers (i) the applicable Closing Certificate described in Section 7.1(a)(iii), (ii) the applicable good standing certificate described in Section 7.1(e), (iii) the releases and satisfactions described in Section 7.1(h), and (iv) all certificates and other instruments, agreements and documents which are expressly required or reasonably requested by Buyers pursuant to this Agreement to be delivered by such Company to Buyers at the Closing.

          (f)      The Seller Representative shall deliver or cause to be delivered to Buyers all Ancillary Agreements to which any Seller or the Seller Representative is contemplated by this Agreement to be a party or signatory, duly executed by such Person, to the extent not otherwise delivered as provided in this Section 1.3.

          (g)      Buyers and/or Navarre, as the case may be, shall (i) accept and purchase the Partnership Interests from the Sellers, (ii) pay and deliver the Closing Cash Amount as provided in Section 1.1(c)(i), (iii) deliver the Closing Shares as provided in Section 1.1(c)(ii), (iv) deliver the Assignment and Assumption Agreements duly executed by Buyers, and (v) deliver to the Seller Representative all certificates and other instruments, agreements and documents which are expressly required or reasonably requested by the Seller Representative pursuant to this Agreement to be delivered by Buyers to such Seller Representative at the Closing.

     1.4 Post-Closing Adjustments.

          (a)      As promptly as practicable, but in no event later than 30 days after the Closing Date, Buyers shall prepare and deliver to the Seller Representative a schedule (“Buyers’ Closing Schedule”) setting forth in reasonable detail Buyers’ calculation of Adjusted Net Worth. Buyers will give the Seller Representative (or its representatives) reasonable access to any computations and workpapers used in connection with the preparation of Buyers’ Closing Schedule. Buyers’ calculation of Adjusted Net Worth shall be prepared in accordance with GAAP, this Section 1.4 and the definition of Adjusted Net Worth. If Buyers employ a firm of independent accountants in connection with the preparation of Buyers’ Closing Schedule, Buyers shall cause such independent accountants to give reasonable access to the Seller Representative (or its representatives) to any computations and workpapers used in the preparation of Buyers’ Closing Schedule subject, in the case of accountants’ workpapers, to execution of a customary access agreement by the Seller Representative (or its representatives) if required by such independent accountants. On not less than 5 days prior written notice, Buyer will also give the Seller Representative (and its representatives) access, during the normal business hours of Buyers and the Companies, to all personnel, books and records of the Companies as reasonably requested by the Seller Representative to assist it, if applicable, in the preparation of Sellers’ Dispute Notice (as defined below). The Seller Representative and its representatives shall be permitted to ask questions of and receive answers from Buyers and the Companies and request such other books and records of the Companies as is reasonably requested by them to assist them in the review of Buyers’ Closing Schedule. The Seller Representative will deliver to Buyers a notice (“Sellers’ Dispute Notice”) within 30 days after receiving Buyers’ Closing Schedule if the Seller Representative believes that Buyers’ calculation of Adjusted Net Worth as set forth in Buyers’ Closing Schedule (i) has not been prepared in accordance with GAAP, this Section 1.4 and the definition of Adjusted Net Worth or (ii) is not mathematically correct, which notice shall set forth in reasonable detail all disputed items, the basis for such disagreement, the dollar amounts involved (the “Disputed Items”) and the Seller Representative’s calculation of Adjusted Net Worth. The Seller Representative will give Buyers (or their representatives) reasonable access to any computations and workpapers used by the Seller Representative or its representatives in connection with the review of Buyers’ Closing Schedule or the preparation of Sellers’ Dispute Notice, subject, in the case of accountants’ workpapers, to execution of a customary access agreement by Buyers (or their representatives) if required by such accountants. Buyers and their representatives shall be permitted to ask questions of and receive answers from any Person necessary including, without limitation, the Seller Representative and request such other books as are reasonably requested by Buyers to assist it in the review of Sellers’ Dispute Notice. The Seller Representative shall be deemed to have agreed with all other items other than the Disputed Items contained in Buyers’ Closing Schedule, and if no Sellers’ Dispute Notice is received by Buyers within such 30-day period, Buyers’ calculation of Adjusted Net Worth as set forth in Buyers’ Closing Schedule shall be final and binding upon the parties hereto.

          (b)      Upon receipt by Buyers of Sellers’ Dispute Notice, if any, the Seller Representative and Buyers shall negotiate in good faith to resolve any disagreement with respect to Adjusted Net Worth set forth in Sellers’ Dispute Notice. To the extent Buyers and the Seller Representative are unable to agree with respect to Adjusted Net Worth within 30 days after receipt by Buyers of Sellers’ Dispute Notice, Buyers and the Seller Representative shall jointly engage a mutually acceptable nationally recognized public accounting firm (the “Accounting Firm”) and promptly submit any unresolved Disputed Items (and their respective proposed calculations) to the Accounting Firm for a binding resolution (it being understood the Accounting Firm shall be functioning as an expert and not an arbitrator). The reasonable fees and expenses of the Accounting Firm shall be borne by the party whose calculation of the aggregate dollar amount of all Disputed Items is the furthest from the aggregate dollar amount of such Disputed Items as finally determined by the Accounting Firm.

          (c)      The Seller Representative and Buyers shall instruct the Accounting Firm to render its decision resolving the Disputed Items within 30 days after its engagement. Buyers, Sellers and the Seller Representative agree that the determination of the Accounting Firm shall be final and binding upon the parties absent manifest error and that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party or parties against which such determination is to be enforced. The Accounting Firm shall determine, based solely on presentations by Buyers and the Seller Representative and their respective representatives, and not by independent review, only those Disputed Items and shall prepare a written report as to the dispute and the resulting calculation of Adjusted Net Worth which shall be conclusive and binding upon the parties absent manifest error. In resolving any Disputed Item, the Accounting Firm: (x) shall be bound by the principles set forth in this Section 1.4 and the definition of Adjusted Net Worth, (y) shall limit its review to matters specifically set forth in Buyers’ Closing Schedule and Sellers’ Dispute Notice, and (z) shall further limit its review solely to whether the Buyers’ Closing Schedule is mathematically accurate and has been prepared in accordance with GAAP and this Section 1.4. The determination of the Accounting Firm for any Disputed Item cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the proposed calculations submitted to the Accounting Firm.

          (d)      Within 15 days after the final determination of Adjusted Net Worth Buyers or the Sellers, as the case may be, shall make the following payments:

(i)      In the event that Adjusted Net Worth is equal to or greater than Target Net Worth and the Cash of the Companies on the Closing Date is greater than $2,500,000, Buyers shall make a cash payment to Sellers in an amount equal to $1.00 for every $1.00 that the Cash of the Companies on the Closing Date exceeds $2,500,000, together with simple interest thereon at the Prime Rate as of the opening of business on the Closing Date computed from the Closing Date until the date of payment;

(ii)      In the event that Adjusted Net Worth is equal to or greater than Target Net Worth, Buyers shall make a cash payment to Sellers in an amount equal to $0.50 for every $1.00 that Adjusted Net Worth is greater than Target Net Worth, together with simple interest thereon at the Prime Rate as of the opening of business on the Closing Date computed from the Closing Date until the date of payment; provided, that for purposes of this paragraph, the maximum Adjusted Net Worth to be taken into account shall be $42,000,000; and

(iii)      In the event that Adjusted Net Worth is less than Target Net Worth, Sellers shall make a cash payment to Buyers, within 15 days after the final determination of Adjusted Net Worth, in an amount equal to such deficiency, together with simple interest thereon at the Prime Rate as of the opening of business on the Closing Date computed from the Closing Date until the date of payment.

          (e)      For the purposes of this Section 1.4, “Target Net Worth” shall be defined as an amount equal to $32,000,000 plus $2.00 for every $1.00 that the Cash of the Companies on the Closing Date is less than $2,500,000, but in no event shall “Target Net Worth” be in excess of $37,000,000.

     1.5 Performance Payments.

          (a)      The Sellers shall be entitled to receive Performance Payments in an amount up to a maximum of $17,000,000, in the aggregate, contingent upon attainment of certain performance targets as follows:

(i)      if EBIT for the fiscal year ending March 31, 2006 (the “First Pay-Out Period”), is equal to or greater than:

(1)      $15,000,000, the Sellers shall be entitled to receive a Performance Payment of $400,000, payable to the order of Sellers as provided in Section 1.1(c)(i) of the Disclosure Letter; and

(2)      $25,000,000, the Sellers shall be entitled to receive an additional Performance Payment of $5,000,000, payable to the order of Sellers as provided in Section 1.1(c)(i) of the Disclosure Letter.

(ii)      if EBIT for the fiscal year ending March 31, 2007 (the “Second Pay-Out Period”), is equal to or greater than:

(1)      $15,000,000, the Sellers shall be entitled to receive a Performance Payment of $400,000, payable to the order of Sellers as provided in Section 1.1(c)(i) of the Disclosure Letter; and

(2)      $25,000,000, the Sellers shall be entitled to receive an additional Performance Payment of $5,000,000, payable to the order of Sellers as provided in Section 1.1(c)(i) of the Disclosure Letter.

(iii)      if EBIT for the fiscal year ending March 31, 2008 (the “Third Pay-Out Period”) is equal to or greater than:

(1)      $15,000,000, the Sellers shall be entitled to receive a Performance Payment of $400,000, payable to the order of Sellers as provided in Section 1.1(c)(i) of the Disclosure Letter; and

(2)      $25,000,000, the Sellers shall be entitled to receive a Performance Payment of $5,000,000, payable to the order of Sellers as provided in Section 1.1(c)(i) of the Disclosure Letter.

(iv)      if EBIT for the fiscal year ending March 31, 2009 (the “Fourth Pay-Out Period”) is equal to or greater than:

(1)      $15,000,000, the Sellers shall be entitled to receive a Performance Payment of $400,000, payable to the order of Sellers as provided in Section 1.1(c)(i) of the Disclosure Letter.

(v)      if EBIT for the fiscal year ending March 31, 2010 (the “Fifth Pay-Out Period”) is equal to or greater than:

(1)      $15,000,000, the Sellers shall be entitled to receive a Performance Payment of $400,000, payable to the order of Sellers as provided in Section 1.1(c)(i) of the Disclosure Letter.

          (b)      Notwithstanding the foregoing, in the event that Sellers fail to earn the Performance Payments described in subsections 1.5(a)(i)(2) or 1.5(a)(ii)(2) above, Sellers may carry back any EBIT amounts in excess of the performance targets described in subsections 1.5(a)(ii)2 and 1.5(a)(iii)2 above and allocate such excess amounts to the EBIT at the close of the First Pay-Out Period and/or Second Pay-Out Period in order to earn the Performance Payments described in subsections 1.5(a)(i)2 or 1.5(a)(ii)2 that were not earned by Sellers at the close of the First Pay-Out Period and/or Second Pay-Out Period.

          (c)      Notwithstanding anything to the contrary contained in Section 1.5(a), the Performance Payments described in subsections 1.5(a)(i)(1), 1.5(a)(ii)(1), 1.5(a)(iii)(1), 1.5(a)(iv)(1) and 1.5(a)(v)(1) above shall only be payable for those years in which Gen Fukunaga has acted as President of Productions Company.

          (d)      The following items shall be disregarded in the calculation of EBIT for purposes of determining Performance Payments for any Pay-Out Period: (i) all Transaction Expenses incurred by the Companies; (ii) acquisitions of more than 50% of the equity interests or all or substantially all of the assets of an entity by either Company following the Closing Date and any and all costs and expenses associated therewith; and (iii) borrowings of either Company following the Closing Date outside the ordinary course of business and any and all principal amortization, costs and expenses associated therewith.

          (e)      As promptly as practicable, but in any event within 30 days after receipt by Buyers of audited financial statements for the Pay-Out Period in question (but not later than 120 days after the end of such Pay-Out Period), Buyers shall prepare and deliver to the Seller Representative a statement setting forth in reasonable detail Buyers calculation of EBIT for such Pay-Out Period (a “Calculation Statement”). Buyers will give the Seller Representative (or its representatives) reasonable access to any computations and workpapers used in connection with the preparation of the Calculation Statement. Buyers’ calculation of EBIT shall be prepared in accordance with GAAP, subject to Section 1.5(d). If Buyers employ a firm of independent accountants in connection with the preparation of EBIT, Buyers shall cause such independent accountants to give reasonable access to the Seller Representative (or its representatives) to any computations and workpapers used in the preparation of EBIT subject, in the case of accountants’ workpapers, to execution of a customary access agreement by the Seller Representative (or its representatives) if required by such independent accountants. On not less than 5 days prior written notice, Buyers will also give the Seller Representative (and its representatives) access, during the normal business hours of Buyers and the Companies, to all personnel, books and records of the Companies as reasonably requested by the Seller Representative to assist it, if applicable, in the preparation of a Performance Payment Dispute Notice (as defined below). The Seller Representative and its representatives shall be permitted to ask questions of and receive answers from Buyers and the Companies and request such other books and records of the Companies as is reasonably requested by them to assist them in the review of the Calculation Statement. The Seller Representative will deliver to Buyers a notice (“Performance Payment Dispute Notice”) within 30 days after receiving a Calculation Statement if the Seller Representative believes that Buyers’

calculation of EBIT as set forth in the Calculation Statement (i) has not been prepared in accordance with GAAP, subject to Section 1.5(d) or (ii) is not mathematically correct, which notice shall set forth in reasonable detail all disputed items, the basis for such disagreement, the dollar amounts involved (the “Performance Payment Disputed Items”) and the Seller Representative’s calculation of EBIT. The Seller Representative will give Buyers (or their representatives) reasonable access to any computations and workpapers used by the Seller Representative or its representative in connection with the review of the Calculation Statement or the preparation of the Performance Payment Dispute Notice, subject, in the case of accountants’ workpapers, to execution of a customary access agreement by Buyers (or their representatives) if required by such accountants. Buyers and their representatives shall be permitted to ask questions of and receive answers from any Person including, without limitation, the Seller Representative and request such other books and records as are reasonably requested by Buyers to assist it in the review of a Performance Payment Dispute Notice. The Seller Representative shall be deemed to have agreed with all other items other than the Performance Payment Disputed Items contained in the Calculation Statement, and if no Performance Payment Dispute Notice is received by Buyers within such 30-day period, Buyers’ calculation of EBIT as set forth in the Calculation Statement shall be final and binding upon the parties hereto.

          (f)      Upon receipt by Buyers of a Performance Payment Dispute Notice, if any, the Seller Representative and Buyers shall negotiate in good faith to resolve any disagreement with respect to the Performance Payment Disputed Items set forth in the Performance Payment Dispute Notice. To the extent Buyers and the Seller Representative are unable to agree within 30 days after receipt by Buyers of a Performance Payment Dispute Notice, Buyers and the Seller Representative shall jointly engage the Accounting Firm and promptly submit any unresolved Performance Payment Disputed Items (and their respective proposed calculations) to the Accounting Firm for a binding resolution (it being understood the Accounting Firm shall be functioning as an expert and not an arbitrator). The reasonable fees and expenses of the Accounting Firm shall be borne by the party whose calculation of the aggregate dollar amount of all Performance Payment Disputed Items is the furthest from the aggregate dollar amount of such Performance Payment Disputed Items as finally determined by the Accounting Firm.

          (g)      The Seller Representative and Buyers shall instruct the Accounting Firm to render its decision resolving the Performance Payment Disputed Items within 30 days after its engagement. Buyers, Sellers and the Seller Representative agree that the determination of the Accounting Firm shall be final and binding upon the parties absent manifest error and that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party or parties against which such determination is to be enforced. The Accounting Firm shall determine, based solely on presentations by Buyers and the Seller Representative and their respective representatives, and not by independent review, only those Performance Payment Disputed Items and shall prepare a written report as to the dispute and the resulting calculation of EBIT which shall be conclusive and binding upon the parties absent manifest error. In resolving any Performance Payment Disputed Item, the Accounting Firm: (x) shall be bound by the principles set forth in this Section 1.5 and the definition of EBIT, (y) shall limit its review to matters specifically set forth in the Calculation Statement and the Performance Payment Dispute Notice, and (z) shall further limit its review solely to whether the Calculation Statement is mathematically accurate and has been prepared in accordance with GAAP and Section 1.5(d). The determination of the Accounting Firm for any Performance Payment Disputed Item cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the proposed calculations submitted to the Accounting Firm.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

     The Sellers each, jointly and severally, represents and warrants, to Buyers and Navarre as follows:

     2.1 Organization and Good Standing of Certain Sellers. Each Seller (other than any Individual) is a partnership or a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. Each Seller has previously made available to Buyers and/or Navarre complete and correct copies of the partnership agreements or limited liability company agreements and certificates of limited partnership or articles of organization, as the case may be, of each Seller, as presently in effect.

     2.2 Authority. Each Seller (other than any Individual) has the requisite partnership or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller (other than any Individual) of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite partnership or limited liability company action (including, if necessary, partner or member approval) on the part of each Seller. This Agreement has been duly executed and delivered by each Seller (including any Individual) and, at the Closing, the Ancillary Agreements to which each Seller is a party will be duly executed and delivered by each Seller. This Agreement constitutes and, when executed and delivered at the Closing, the Ancillary Agreements to which each Seller (including any Individual) is a party will constitute, the valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

     2.3 Ownership of Partnership Interests.

          (a)      FUN Seller is the sole record and beneficial owner of the FUN Seller General Partnership Interests, free and clear of all Liens.

          (b)      GP Seller is the sole record and beneficial owner of the GP Seller Limited Partnership Interests, free and clear of all Liens.

          (c)      Management Seller is the sole record and beneficial owner of the Management Seller General Partnership Interests, free and clear of all Liens.

          (d)      Each Individual is the sole record and beneficial owner of that number of Individual Limited Partnership Interests as is set forth opposite such Individual’s name in Section 2.3(d) of the Disclosure Letter, free and clear of all Liens.

     2.4 No Conflict. Except as set forth in Section 2.4 of the Disclosure Letter, the execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party do not, and the performance by each Seller of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party and the transactions contemplated hereby and thereby will not, (i) violate any provision of the certificate of incorporation or by-laws or certificate of formation or limited liability company agreement (or any similar organizational instrument) of each Seller (other than any Seller who is an Individual), (ii) violate any Law, Permit or Order applicable to each Seller, or any of its assets, properties or businesses (including the Partnership Interests owned by each Seller), except for such violations, if any, that when taken together with all other such violations would not be reasonably likely to have, in the aggregate, a Material Adverse Effect on the ability of each Seller to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it will be a party at the Closing, (iii) result in a breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time or both, would become a default) under, require any consent or notice under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, any oral or written contract, agreement, commitment or understanding, to which each Seller is a party or is bound, except for such breaches, defaults or failures to obtain consent or give notice, if any, that when taken together with all other such breaches, defaults or failures would not be reasonably likely to have, in the aggregate, a Material Adverse Effect on the ability of each Seller to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it will be a party at the Closing, or (iv) result in the creation of any Lien on the Partnership Interests.

     2.5 Consents and Approvals. The execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party, do not, and the performance by each Seller of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party and the consummation by each Seller of the transactions contemplated hereby and thereby, do not and will not, require any Governmental Authorization or order of, action by, filing with or notification of, any Governmental Authority, except (x) for the requirements of the Antitrust Laws or (y) for the Governmental Authorizations set forth in Section 2.5 of the Disclosure Letter.

     2.6 Brokers. Except for A.G. Edward & Sons, Inc., whose fees will be paid for by the Sellers prior to or at the Closing, neither Seller nor any of its directors, officers, employees or Affiliates has employed any broker, investment bank or finder or has incurred or will incur any broker’s, investment banking, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

     2.7 Experience; Acquisition of Closing Shares for Investment.

          (a)      Each Seller is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and has been afforded the opportunity to ask questions and receive answers regarding Buyers and/or Navarre and has reviewed the data and information it requested from the Buyers and/or Navarre in connection with this Agreement.

          (b)      Each Seller is acquiring its Closing Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof. Each Seller agrees that its Closing Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act except (i) pursuant to an exemption from such registration available under the Securities Act and (ii) in accordance with any applicable provisions of state securities laws.

     2.8 Litigation. Except as set forth in Section 2.8 of the Disclosure Letter, there is no suit, action, arbitration, demand, claim, dispute, investigation or proceeding pending or, to the Knowledge of the Sellers, threatened, against the Sellers; nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Sellers. No injunction, writ, temporary restraining order, decree or order of any nature has been issued by any court or other Governmental Authority against the Sellers purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the Ancillary Agreements or any documents contemplated thereby.

     2.9 Disclosure. To the Knowledge of Sellers, no representation or warranty by a Seller in this Agreement and no statement contained in this Agreement or in any document delivered or to be delivered pursuant hereto contains or will contain an untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

     The Sellers each, joint and severally, represents and warrants to Buyers and Navarre as follows:

     3.1 Organization and Good Standing of the Companies; Authority of the Companies.

          (a)      Each Company is duly registered and validly existing as a limited partnership in good standing under the laws of the State of Texas. Each Company has the requisite partnership power and authority to own, operate and lease the properties and assets now owned, operated or leased by it and to carry on its business as now being conducted and as contemplated to be conducted. Each Company is duly qualified to do business and is in good standing under the Laws of each jurisdiction where such qualification is required, except for such failures to be qualified and in good standing, if any, that when taken together with all other such failures would not be reasonably likely to have, in the aggregate, a Material Adverse Effect. Sellers have previously made available to Buyers and/or Navarre complete and correct copies of the partnership agreements and certificates of limited partnership of each Company, as presently in effect.

          (b)      Each Company has the requisite partnership power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Company of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party, the performance by each Company of its obligations hereunder and thereunder and the consummation by each Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite partnership action (including, if necessary, partner approval) on the part of each Company. This Agreement has been duly executed and delivered by each Company and, at the Closing, the Ancillary Agreements to which each Company is a party will be duly executed and delivered by such Company. This Agreement constitutes and, when executed and delivered at the Closing, the Ancillary Agreements to which each Company is a party will constitute, the valid and binding obligations of each such Company, respectively, enforceable against such Company, respectively, in accordance with their respective terms except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

     3.2 Subsidiaries. Set forth in Section 3.2 of the Disclosure Letter is a true and complete list of all of the Subsidiaries of each Company stating, with respect to each such Subsidiary, its jurisdiction of incorporation or organization, type of entity and ownership percentage. Except for the Subsidiaries listed in Section 3.2 of the Disclosure Letter, neither Company owns, directly or indirectly, beneficially or of record, or has any operational control over, any capital stock or other equity securities of, or any investment or other interest in any corporation, partnership, limited liability company, joint venture or other entity. Neither Company has any obligation to acquire any capital stock or other equity securities of, or any obligation to invest in or loan funds to, any corporation, partnership, limited liability company or other Person.

     3.3 Capitalization of the Companies. The Partnership Interests constitute all of the issued and outstanding equity interests in the Companies. Other than as contemplated hereby, there is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge, transfer or other disposition of any partnership interest or other equity interest of either Company or any securities convertible into, or other rights to acquire, any partnership interest or other equity interest of either Company, (ii) relates to the dividend or voting rights with respect to or control of such partnership interest or other equity interest, (iii) obligates any Seller or either Company to grant, offer or enter into any of the foregoing or (iv) except as disclosed in Section 3.3 of the Disclosure Letter, provides for “phantom” equity, profit participation or similar rights with respect to either Company. All Partnership Interests are validly issued and freely transferable.

     3.4 No Conflict; Consents and Approvals.

          (a)      The execution, delivery and performance by each Company of this Agreement and the consummation by such Company of the transactions contemplated hereby do not (i) violate any provision of such Company’s partnership agreement or certificate of formation, (ii) violate any Law, Permit or Order applicable to either Company, or any of their respective assets, properties or businesses which violation would reasonably be expected to have a Material Adverse Effect, on the Partnership Interests, (iii) result in a breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time or both, would become a default) under, require any consent or notice under (except as disclosed in Section 3.4(a) of the Disclosure Letter), or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, any Material Contract or any material Permit held or used by either Company or (iv) result in the creation of any Lien on any of the assets of either Company or the Partnership Interests.

          (b)      The execution and delivery by each Company of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party do not, and the performance by each Company of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party and the consummation by each Company of the transactions contemplated hereby and thereby will not, require any Governmental Authorization or order of, action by, filing with or notification of, any Governmental Authority, except (x) for the requirements of the Antitrust Laws and (y) for the Governmental Authorizations set forth in Section 3.4(b) of the Disclosure Letter.

     3.5 Financial Statements; Undisclosed Liabilities; Information Provided.

          (a)      Each Company has delivered or made available to Buyers and/or Navarre true and complete copies of the audited financial statements of such Company as of December 31, 2001, December 31, 2002 and December 31, 2003 (collectively, the “Audited Financial Statements”), the unaudited statement of operations for each of the Companies for the 12 month period ending September 30, 2004 and the 6 month period ending June 30, 2004 (collectively, the “2004 Statements of Operations”). The Audited Financial Statements, the 2004 Statements of Operations and any audited or unaudited quarterly or annual financial statements to be made available to Buyers and/or Navarre by the Companies following the date of this Agreement shall collectively be referred to herein as the “Financial Statements”). The Financial Statements are or will be, as the case may be, true and correct and fairly and accurately represent the financial matters stated therein. All financial statements included as part of the Financial Statements fairly present or will fairly present, as the case may be, in all material respects, the financial condition of each Company, as the case may be, as of the dates specified therein and the results of each Company’s operations for the periods specified therein.

          (b)      Neither Company has any Liabilities required to be disclosed under GAAP except (i) as set forth on Section 3.5(b) of the Disclosure Letter, (ii) Liabilities expressly disclosed or reserved against in the Financial Statements and (ii) Liabilities which arose after September 30, 2004, in the ordinary course of business consistent with past practice. Neither Company has any Liabilities under any sale-leaseback arrangement, synthetic lease or other off-balance sheet financing devices. None of the employees of the Companies are now or will by the passage of time hereinafter become entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to such date except as disclosed on the Financial Statements.

          (c)      Except as set forth in Section 3.5(c) of the Disclosure Letter or included in the Financial Statements, none of the Company Subsidiaries have any Liabilities.

          (d)      The information supplied, or to be supplied, by or on behalf of the Companies for inclusion in the Prospectus, such as the information incorporated in the Description of FUNimation business in the summary section, Management’s Discussion and Analysis of Financial Condition and Results of Operations of FUNimation, FUNimation information included within the Business Section, FUNimation Production, Ltd. and The FUNimation Store, Ltd. Financial

Statements, shall not on the date that the Prospectus is first mailed to potential investors contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact, necessary in order to make the statements made in the Prospectus not false or misleading.

     3.6 Business Since September 30, 2004. Since September 30, 2004, (i) each Company has operated its business in the ordinary course consistent with past practice, and (ii) except in the ordinary course of business there has not been any:

          (a)      change in the condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations that could reasonably be expected to constitute a Material Adverse Effect;

          (b)      redemption, repurchase or other acquisition of the Partnership Interests other than for cash or any declaration, setting aside or payment of any non-cash dividend or other non-cash distribution with respect to the Partnership Interests;

          (c)      increase in or modification of the compensation or benefits payable or to become payable by either Company to any of its directors, officers, employees or consultants other than as would be permitted under Section 5.7(g);

          (d)      modification of any term of benefits payable under, any Employee Benefit Plan;

          (e)      acquisition or sale of a material amount of property or assets of either Company, or by either Company of any property or assets of the Sellers;

          (f)      (i) incurrence, assumption or guarantee by either Company of any debt for borrowed money; or (ii) issuance by either Company of any securities;

          (g)      creation or assumption by either Company of any mortgage, pledge, material security interest or lien or other encumbrance on any asset;

          (h)      making of any loan, advance or capital contribution to or investment in any Person;

          (i)      entering into, amendment of, relinquishment, termination or non-renewal by either Company of any contract, lease transaction, commitment or other right or obligation;

          (j)      transfer or grant of a right under either Company’s Intellectual Property or any disclosure of any material proprietary information with respect to either Company’s business to any Person which has had or may have a Material Adverse Effect on such Company;

          (k)      labor dispute or charge of unfair or discriminatory employment or labor practice, any activity or proceeding by a labor union or representative thereof to organize any employees of either Company or any campaign being conducted to solicit authorization from employees to be represented by such labor union;

          (l)      agreement or arrangement made by either Company to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement untrue or incorrect as of the date when made unless otherwise disclosed;

          (m)      change in accounting methods or practices, except as disclosed in the Financial Statements;

          (n)      waiver or release of any right or claim;

          (o)      prepayment by either Company of any material liabilities or obligations;

          (p)      acceleration, termination, suspension, abrogation, renewal, modification or cancellation of any Permit;

          (q)      termination, renewal, modification or cancellation of any Material Contract other than in the ordinary course of business consistent with past practice, or any acceleration, suspension, or abrogation of any Material Contract;

          (r)      acquisition of all or substantially all of the assets or properties or of the securities or business of any other Person by either Company or any merger, consolidation or amalgamation involving either Company;

          (s)      making, changing or revoking of any election concerning Taxes or Tax Returns, change any annual accounting period, change any accounting method, file any amended Tax Returns, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain or apply for any Tax ruling; or

          (t)      agreement by either Company to do any of the foregoing.

     3.7 Compliance with Law. The Companies and the Company Subsidiaries are in compliance in all material respects with all applicable Laws, Permits or Orders. To the Sellers’ Knowledge, there is currently no investigation or review by a Governmental Authority with respect to the Companies or any of the Company Subsidiaries pending or threatened, nor has any Governmental Authority notified the Companies, the Company Subsidiaries or any Seller of its intention to conduct the same.

     3.8 Litigation. Except as disclosed in Section 3.8 of the Disclosure Letter, there is no suit, action, arbitration, demand, claim, dispute, investigation or proceeding pending or, to the Knowledge of the Sellers, threatened, against either of the Companies or any of the Company Subsidiaries; nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against either of the Companies or any of the Company Subsidiaries. No injunction, writ, temporary restraining order, decree or order of any nature has been issued by any court or other Governmental Authority against either of the Companies or any of the Company Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the Ancillary Agreements or any documents contemplated thereby.

     3.9 Contracts and Agreements; Defaults.

          (a)      Section 3.9(a) of the Disclosure Letter sets forth a list of any of the following written or (except as otherwise specified below) oral contracts, agreements and other instruments (the “Material Contracts”) entered into by either Company or any of the Company Subsidiaries or by which either Company or any of the Company Subsidiaries are bound, true and correct copies of each of which (or written summaries, in the case of oral contracts) have been delivered to Buyers, Navarre, and/or their counsel:

(i)      collective bargaining or similar labor agreements;

(ii)      joint venture contract or agreement which has involved or is reasonably expected to involve a sharing of profits or losses in excess of $25,000 per annum with any other party;

(iii)      (x) written contract relating to the employment or engagement of any Person (whether as an employee, consultant or independent contractor) or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other similar Employee Benefit Plan, other than written contracts relating to the engagement of any person as an actor, writer or translator copies of which have been previously provided to Navarre and/or Buyers, and (y) oral contract relating to the employment or engagement of any Person (whether as an employee, consultant or independent contractor) or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other similar Employee Benefit Plan which is not cancelable without penalty within 30 days;

(iv)      indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction or imposing a Lien on any asset;

(v)      lease, conditional sales or other agreement pursuant to which either Company or any of the Company Subsidiaries leases, has purchased or sold or holds possession of, but not title to, any real or personal property, whether as lessor, lessee, purchaser, seller, bailee, pledgee or the like;

(vi)      management, service, consulting or any other similar arrangement, or any non-competition agreement;

(vii)      power of attorney granted by or to either Company or any Company Subsidiary;

(viii)      contract not entered into in the ordinary course of business consistent with past practice which is not cancelable without penalty within 30 days;

(ix)      sales representative agreements to which either Company or any Company Subsidiary is a party, regardless of amounts involved;

(x)      any Contract relating to an acquisition (closed or otherwise) by either Company or any Company Subsidiary of a business or the capital stock of any Person;

(xi)      Contracts containing covenants of either Company or any Company Subsidiary not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with either Company or any Company Subsidiary in any line of business or in any geographical area;

(xii)      any Contract that provides for any party to have first refusal, first offer, “tag-along” or “drag-along” rights or obligations with respect to any partnership interest, capital stock or other security of either Company or any Company Subsidiary;

(xiii)      any Contract to which either Company or any Company Subsidiary, on the one hand, and any Related Party of either Company or any Company Subsidiary, on the other hand, are parties;

(xiv)      any Contract relating to rights, licenses, permissions or privileges with respect to the use, distribution, performance or other exploitation of Intellectual Property to which either Company or any Company Subsidiary is a party (a “License Agreement”). Section 3.9(a) of the Disclosure Letter sets forth a true and correct list of all License Agreements; or

(xv)      any agreement which by its terms involves the payment after the Closing Date by or to either Company or any Company Subsidiary of an amount of $100,000 or more which has not been included within clauses (i) through (xiv) above and any agreement which otherwise involves a commitment by either Company or any Company Subsidiary which is material to the business of either Company or any Company Subsidiary.

          (b)      Except as disclosed separately to Buyers and Navarre in correspondence dated January 7, 2005, or as set forth in Section 3.9(b) of the Disclosure Letter or for such breaches, defaults, events or failures to be in full force and effect or validly binding and enforceable as have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (i) neither Company nor, to Sellers’ Knowledge, any other party to any Material Contract is in breach of or default under any such Material Contract, (ii) no event has occurred which (after notice or lapse of time or both) would become a breach or default by either Company under any Material Contract, (iii) to Sellers’ Knowledge, each Material Contract is in full force and effect and is valid, binding and enforceable against a Company and each other party thereto, in accordance with its terms, except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity), and (iv) neither Company has received or given any written notification asserting a breach or default under any Contract. Sellers have heretofore furnished Buyers with the consent of Toei Animation Co., Ltd. to the transactions contemplated hereby.

     3.10 Employee Benefit Plans.

          (a)      Section 3.10(a) of the Disclosure Letter contains a complete list of all Employee Benefit Plans. The Sellers have delivered to Buyers, Navarre and/or their counsel prior to the date hereof true and complete copies of (i) any employment agreements and any procedures and policies relating to the employment of employees of either Company or any of the Company Subsidiaries and the use of temporary employees and independent contractors by either Company or any Company Subsidiary (including summaries of any procedures and policies that are unwritten), (ii) all Employee Benefit Plans and related trust agreements, insurance and other contracts, summary plan descriptions and summaries of material modifications and communications distributed to the participants of each Employee Benefit Plan, (iii) the reports which have been filed (or are in fully completed form for filing) for the last 3 years with the IRS and the Department of Labor with respect to each Employee Benefit Plan which is required to make such filing, (iv) the latest determination letter issued for each Employee Benefit Plan and related trust that are intended to satisfy the qualification requirements of Sections 401(a) and 501(a) of the Code, and (v) the latest IRS Form 5300 or 5307 (whichever is applicable) filed with the IRS for each Employee Benefit Plan and related trust that are intended to satisfy the qualification requirements of Sections 401(a) and 501(a) of the Code.

          (b)      Neither Company nor any Company Subsidiary maintains nor has ever maintained an Employee Benefit Plan subject to Title IV of ERISA. With respect to each Employee Benefit Plan, no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction which could subject either Company, any Company Subsidiary, any Buyer or Navarre, directly or indirectly, to a material tax, penalty or liability for prohibited transactions imposed by ERISA or the Code. No fiduciary (as defined in Section 3(21) of ERISA) with respect to any Employee Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA.

          (c)      Each Employee Benefit Plan is and has been operated in material compliance with its terms and all applicable laws including, without limitation, the Code and ERISA, and by its terms can be amended and/or terminated at any time. As of the Closing Date, each Company and all Company Subsidiaries shall have made all required contributions under each Employee Benefit Plan for all periods through and including the Closing Date or adequate accruals therefor shall have been provided for and reflected on the Financial Statements. Except as disclosed on Section 3.10(c) of the Disclosure Letter, neither Company nor any Company Subsidiary has made a commitment to allocate or make a profit sharing contribution under any Employee Benefit Plan with respect to any plan year commencing or ending in 2004 or 2005.

          (d)      Neither the Sellers nor either Company or any Company Subsidiary has received or is aware of any actions, claims (other than routine claims for benefits), lawsuits or arbitrations pending or, to the Knowledge of the Sellers, threatened with respect to any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan, and the Sellers do not have Knowledge of any facts that could give rise to any such actions, claims, lawsuits or arbitrations. There has not occurred any circumstances by reason of which either Company or any Company Subsidiary may be liable for an act, or a failure to act, by a fiduciary with respect to any Employee Benefit Plan.

          (e)      No Employee Benefit Plan provides or provided for continuing benefits or coverage for any participant or any dependent or beneficiary of any participant after such participant’s retirement or other termination of employment (except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (collectively, “COBRA”)).

          (f)      Neither Company nor any Company Subsidiary has ever contributed to, or withdrawn in a partial or complete withdrawal from, any multiemployer plan (as defined in Section 3(37) of ERISA) or incurred contingent liability under Section 4204 of ERISA.

          (g)      Neither Company nor any Company Subsidiary or any Seller proposed nor agreed to any increase in benefits under any Employee Benefit Plan (or the creation of new benefits) or change in employee coverage which would increase the expense of maintaining any such Employee Benefit Plan.

          (h)      The consummation of the transactions contemplated by this Agreement will not result in (i) any payment (including, without limitation, severance, unemployment compensation, golden parachute or bonus payments) becoming due to any director, officer, employee or consultant of either Company or any Company Subsidiary, (ii) any increase in the amount of compensation or benefits payable in respect of any director, officer, employee or consultant of any Company or any Company Subsidiary, or (iii) accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any director, officer, employee or consultant of either Company or any Company Subsidiary. No Employee Benefit Plan provides benefits or payments contingent upon, triggered by or increased as a result of, a change in the ownership or effective control of either Company or any Company Subsidiary.

     3.11 Employment-Related Matters.

          (a)      No employees of either Company are covered by a collective bargaining agreement or similar labor agreement and neither Company is currently negotiating such an agreement. There is no labor strike, organized work stoppage, lockout or other labor controversy presently pending or, to the Knowledge of the Sellers, threatened against either Company and neither Company has experienced any labor strike, lockout or organized work stoppage during the last three years. To the Knowledge of the Sellers, there is no union organization campaign relating to any employees of either Company. There is no unfair labor practice charge or complaint or any other similar action, suit, arbitration, proceeding or investigation pending against either Company or, to the Knowledge of the Sellers, threatened before the National Labor Relations Board or any other Governmental Authority. No charges with respect to or relating to the employees of either Company are pending or, to the Knowledge of the Sellers, threatened before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices.

          (b)      Section 3.11(b) of the Disclosure Letter lists all employees of the Companies and the Company Subsidiaries as of the date of this Agreement. Except as provided in Section 3.11(b) of the Disclosure Letter, (i) no person or entity has a written employment, severance or independent contractor agreement with either Company or any of the Company Subsidiaries, (ii) no person or entity has an oral employment, severance or independent contractor agreement with either Company or any of the Company Subsidiaries which is not cancelable without penalty within 30 days, and (iii) no “leased employee” (within the meaning of Section 414(n) or (o) of the Code) performs any material services for either Company or any of the Company Subsidiaries. Sellers have heretofore furnished Buyers with a true, correct and complete list of the salaries of all employees of the Companies as of the date of this Agreement.

          (c)      The Companies and Company Subsidiaries are in compliance with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters.

          (d)      The Companies and Company Subsidiaries have good relations with its employees and, to the Knowledge of the Sellers, there are no facts indicating that the consummation of the transactions contemplated hereby will have an adverse effect on such relations, and the Sellers have no Knowledge that any of key employees of the Companies or any Company Subsidiaries intends to leave their employ.

          (e)      Neither Company nor any Company Subsidiary is engaged in any unfair labor practice. There is (i) no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or threatened against either Company or any Company Subsidiary; (ii) no strike, labor dispute, slowdown or stoppage pending or threatened against either Company or any Company Subsidiary; (iii) neither Company nor any Company Subsidiary is a party to any collective bargaining agreement or contract; (iv) no union representation question existing with respect to the employees of either Company or any Company Subsidiary; and (v) no union organizing activities are taking place.

     3.12 Taxes.

          (a)      Each Company and Company Subsidiary has timely filed all Tax Returns which are required to be filed by them, which returns and reports are, to the Knowledge of the Sellers, true, correct and complete in all material respects, and has paid timely all Taxes whether or not shown as due on such Tax Returns that they are required to have paid.

          (b)      There are no actions, suits, proceedings, audits, investigations or claims now pending, nor, to the Knowledge of Sellers, proposed against either Company or any Company Subsidiary (including without limitation, any partnership level administrative or judicial proceedings under Section 6231 et seq. of the Code or any similar provision of state or local law) relating to any Taxes.

          (c)      Sellers have delivered, or made available, to Buyers and/or Navarre complete and correct copies of all Tax Returns, examination reports, and statements of deficiency that have been filed by, assessed against, or agreed to by any of Sellers, the Companies, or Company Subsidiaries with respect to the activities of any of the Companies or Company Subsidiaries. To the Knowledge of the Sellers, no claim has ever been made or proposed by an authority in a jurisdiction where either Company or any of Company Subsidiaries does not file Tax Returns that it is or may be required to file Tax Returns in that jurisdiction.

          (d)      There are no Liens on any of the assets of either Company or any Company Subsidiary, except for any Liens for current Taxes that are not yet due and payable and Permitted Liens.

          (e)      Neither Company nor any Company Subsidiary (i) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which Taxes have not since been paid, (ii) except as set forth in Section 3.12(e) of the Disclosure Letter, has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date, which Tax Return has since not been filed and any Taxes relating to such Tax Return (whether or not shown on as due on such Tax Return) has not been paid, (iii) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter relating to any of the Companies or the Company Subsidiaries, or (iv) has been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated or unitary income or similar Tax Return.

          (f)      Section 3.12(f) of the Disclosure Letter sets forth (i) all types of Taxes paid, and all types of Tax Returns filed, by or on behalf of each of the Companies and the Company Subsidiaries and (ii) all of the jurisdictions that impose such Taxes or the duty to file such Tax Returns.

          (g)      Neither Company nor any Company Subsidiary has any liability for Taxes of any other Person by reason of contract, agreement (including as a party to a Tax allocation, sharing, or similar agreement), assumption, transferee liability, operation of law, or otherwise.

          (h)      Neither Company nor any Company Subsidiary or any other person on behalf of any of them: (i) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local, foreign, or other law; or (ii) has agreed to, or is required to make, any adjustments pursuant to Section 481 or Section 263A of the Code or any similar provision of state, local, foreign, or other law, nor has any Governmental Authority proposed any such adjustments or change in accounting method.

          (i)      Neither Company nor any Company Subsidiary has made any payment or payments, is obligated to make any payment or payments, or is a party to (or a participating employer in) any agreement or Employee Benefit Plan that could obligate one of the Companies or Company Subsidiaries to make any payment or payments that would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of state, local, foreign, or other law) or that would otherwise not be fully deductible under Section 162 or Section 404 of the Code (or any similar provision of state, local, foreign, or other law).

          (j)      Neither Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (k)      Neither Company nor any Company Subsidiary has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

          (l)      All Taxes attributable to periods ending on or prior to the Closing Date, to the extent not required to have been paid previously, will be fully and adequately reserved for or accrued as of the Closing Date as a current liability on the respective balance sheets of the Companies, the Company Subsidiaries, or both.

          (m)      Since December 31, 2003, neither Company nor any Subsidiary has incurred any liability for any Tax other than in the ordinary course of its business. Neither Company nor any Company Subsidiary has entered into a transaction that currently is being accounted for under the installment method of Section 453 of the Code or a similar provision of state, local, foreign, or other law, and neither Company nor any Company Subsidiary has any taxable income that will be reportable in a taxable period beginning after the Closing Date that is attributable to a transaction or event that occurred prior to the Closing.

     3.13 Permits. Section 3.13 of the Disclosure Letter lists all material Permits that are presently required for the operation of each Company, as currently conducted and as proposed to be conducted, which Permits have been duly obtained by each Company and are in full force and effect, except where the failure to acquire such Permits or to keep such Permits in full force and effect, if any, that when taken together with all other such failures would not be reasonably likely to have Material Adverse Effect. Each Company is in compliance with all Permits that are presently required for the operation of each Company, except where failing to comply would not reasonably be expected to have a Material Adverse Effect. There is no action pending or, to the Knowledge of the Sellers, threatened against either Company to modify, suspend, terminate, limit, condition or declare invalid the rights of either Company under any of such Permits, and to the Knowledge of the Sellers, there are no facts or circumstances which could form the basis for any such action. No written notice has been received by either Company or by any Seller or Individual with respect to any failure by either Company to have any Permit.

     3.14 Real Property.

          (a)      Section 3.14(a) of the Disclosure Letter contains a complete and correct list of all Owned Real Property setting forth the address and owner of each parcel of Owned Real Property. Each Company has, or on the Closing Date will have, good, valid and marketable fee simple title to the Owned Real Property indicated on Section 3.14(a) of the Disclosure Letter as being owned by it, free and clear of all Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

          (b)      Section 3.14(b) of the Disclosure Letter contains a complete and correct list of all Real Property Leases. The Companies have delivered to Buyers and/or Navarre correct and complete copies of the Real Property Leases. Each Real Property Lease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization or other applicable laws affecting creditors generally and by the availability of equitable remedies. Neither Company nor any other party is in default, violation or breach in any respect under any Real Property Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Real Property Lease. Each Real Property Lease grants the tenant under the Real Property Lease the exclusive right to use and occupy the demised premises thereunder. Each Company has good and valid title to the leasehold estate under each Real Property Lease free and clear of all Liens other than Permitted Liens. Each Company enjoys peaceful and undisturbed possession under its respective Real Property Leases for the Leased Real Property.

          (c)      The Real Property constitutes all the fee and leasehold interests in real property held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

          (d)      There are no eminent domain or other similar proceedings pending or threatened affecting any portion of the Real Property. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Real Property.

          (e)      The use and operation of the Real Property in the conduct of the Business does not violate in any material respect any instrument of record or agreement affecting the Real Property. There is no violation in any material respect of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property of any other Person entitled to enforce the same affecting the Real Property or the use or occupancy thereof.

          (f)      The Real Property is in compliance in all material respects with all applicable building, zoning, subdivision and other land use and similar Laws affecting the Real Property (collectively, the “Real Property Laws”), and no Company or any Seller has received any notice of violation or claimed violation of any Real Property Law. To the Knowledge of Sellers, there is no pending or anticipated change in any Real Property Law that will have a material adverse effect upon the ownership, alternation, use, occupancy, or operation of the Real Property or any portion thereof.

          (g)      Each parcel included in the Real Property is assessed for real property tax purposes as a wholly independent tax lot, separate from adjoining land or improvements not constituting a part of that parcel.

     3.15 Title; Condition of Assets. Each Company has title to or valid leasehold interests in all of the assets that it purports to own or lease (or are reflected as owned on the Financial Statements) free and clear of any and all Liens other than Permitted Liens, and such assets and properties constitute all of the assets and properties which are owned, used or held, and necessary, for use in the conduct by such Company of its business as it is currently conducted.

     3.16 Intellectual Property.

          (a)      Each Company possesses by ownership or by license all Intellectual Property sufficient for it to conduct its business as currently conducted and as currently contemplated to be conducted in the future. Such ownership or license rights will not be lost, terminated, limited, restricted, modified or impaired in any respect by reason of the consummation of any transaction contemplated by this Agreement.

          (b)      Section 3.16(b) of the Disclosure Letter sets forth a true and complete list of (i) all Patent Rights owned by each Company, (ii) all Trademarks owned by each Company which have been registered in the United States Patent and Trademark Office (“PTO”), the states of the United States or the corresponding offices of other jurisdictions, (iii) all Copyrights owned by either

Company which have been registered in the United States Copyright Office (“Copyright Office”) or the corresponding offices of other jurisdictions, (iv) all applications for the registrations of Copyrights that have been filed by either Company on its own behalf and are pending in the Copyright Office or the corresponding offices of other jurisdictions, and (v) all domain name registrations owned by either Company.

          (c)      Each Company is the sole owner, beneficially and of record, of each of the Copyright registrations and applications set forth in Section 3.16(b) of the Disclosure Letter and each of the Copyrights covered thereby. All renewals, payments of fees and other acts required to keep such registrations and Copyright applications set forth in Section 3.16(b) of the Disclosure Letter in force through the Closing Date, have been, or will be, taken by that date.

          (d)      Each Company is the sole owner, beneficially and of record, of each of the Trademark registrations and applications set forth in Section 3.16(b) of the Disclosure Letter and each of the Trademarks covered thereby. All renewals, payments of maintenance fees and other acts required to keep such registrations and Trademark applications set forth in Section 3.16(b) of the Disclosure Letter in force through the Closing Date, have been, or will be, taken by that date.

          (e)      Each Company is the sole owner, beneficially and of record, of each of the Patent Rights set forth in Section 3.16(b) of the Disclosure Letter. All renewals, payments of maintenance fees and other acts required to keep any registrations and applications relating to the Patent Rights set forth in Section 3.16(b) of the Disclosure Letter in force through the Closing Date, have been, or will be, taken by that date.

          (f)      Except with respect to licenses for commercially available off-the-shelf Software and pursuant to the License Agreements listed in Section 3.9(a) of the Disclosure Letter, neither Company is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of the businesses of the Companies as currently conducted or as currently contemplated to be conducted in the future.

          (g)      All of the Intellectual Property owned, used, sold, licensed or exploited by each Company is free and clear of all Liens other than Permitted Liens, and is not the subject of any cancellation or reexamination proceeding, declaratory judgment action, or any other proceeding, pending or threatened, challenging their extent, validity or enforceability.

          (h)      Section 3.16(h) of the Disclosure Letter sets forth a complete and accurate list of (i) all Software that is owned exclusively by a Company and is material to the operation of its respective business, and (ii) all Software that is used by each Company in its respective business that is not exclusively owned by a Company, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $1,000 per workstation.

          (i)      To the Knowledge of the Sellers, none of the employees of either Company is obligated under any Contract, license or commitment of any nature, or subject to any Order of any Governmental Authority, that would prevent such employee from promoting the interests of such

Company, or that would materially conflict with the conduct of its respective business as currently conducted. To the Knowledge of the Sellers, none of the consultants who perform services for or on behalf of either Company is obligated under any contract, license or commitment of any nature, or subject to any Order that would prevent such consultant from performing its contractual obligations to such Company. To the Knowledge of the Sellers, it is not and will not be necessary for the continued conduct of the business of either Company as currently conducted to use any inventions conceived or reduced to practice by any of such Company’s respective employees or consultants prior to such employee’s employment or consultant’s engagement by such Company.

          (j)      All domain names used by each Company are currently registered and in good standing, and one of the Companies is shown on the records of the registrar thereof as the sole owner of such domain names and has physical or contractual control over the servers that respond thereto (and any contract with respect thereto has been disclosed on Section 3.9(a) of the Disclosure Letter). Neither Company has received any notice or communication stating that any Person is challenging its right to use any such domain name.

          (k)      Except as set forth on Section 3.16(k) of the Disclosure Letter, to the Knowledge of the Sellers, the business of the each of Companies does not infringe any Intellectual Property of any other party, and there is no pending or, to the Knowledge of the Sellers, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Intellectual Property owned, used, sold, licensed or exploited by either Company nor, to the Knowledge of the Sellers, is there any basis for any such claim, nor has either Company or any Seller received any notice asserting that any such Intellectual Property or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the Knowledge of the Sellers, is there any basis for any such assertion.

     3.17 Insurance. Set forth on Section 3.17 of the Disclosure Letter is a list of all policies of liability, casualty, indemnity and other forms of insurance relating to the Companies and their assets (the “Insurance Policies”), whether currently in force or otherwise applicable to any current or future liabilities, setting forth the type and amount of coverage, policy number, policy periods and the status of premiums paid thereon. There exists no dispute between either Company and any underwriters of the Insurance Policies, and all premiums due and payable with respect thereto have been paid. To Knowledge of the Sellers, there are no pending or threatened terminations or premium increases for the current policy period of any of the Insurance Policies that are materially in excess of those implemented in the past. To the Knowledge of the Sellers, no condition or circumstances exist which could result in such termination or increase. The Companies, the activities of the Companies as currently conducted, and the tangible and personal property owned or leased by the Companies are in compliance in all material respects with all conditions of the Insurance Policies.

     3.18 Environmental Laws. To the Knowledge of the Sellers, except as set forth on Section 3.18 of the Disclosure Letter:

          (a)      The operations of each Company and Company Subsidiary are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits, and no action or proceeding is pending or, threatened to revoke, modify or terminate any such Environmental Permit, and, no facts, circumstances or conditions currently exist that could adversely affect such continued

compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

          (b)      Neither Company nor any Company Subsidiary is the subject of any outstanding written Order or Contract with any Governmental Authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material.

          (c)      No claim has been made or is pending, threatened against either Company or any Company Subsidiary alleging either or both that either Company or any Company Subsidiary may be in violation of any Environmental Law or Environmental Permit, or may have any Liability under any Environmental Law.

          (d)      The transactions contemplated hereunder do not require the consent of or filings with any Governmental Authority with jurisdiction over either Company or any Company Subsidiary and environmental matters, and none of the Real Property is located in New Jersey, Indiana or Connecticut.

     3.19 Brokers. Except for A.G. Edwards, Inc., whose fees will be paid for by Sellers prior to or at the Closing, neither Company nor any of their directors, officers, employees or Affiliates or any Company Subsidiary has employed any broker, investment bank, finder or other Person or has incurred or will incur any broker’s, investment banking, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

     3.20 Bank Accounts. Section 3.20 of the Disclosure Letter sets forth the name of each bank in which either Company or any Company Subsidiary has an account or safe deposit box or standby letter of credit, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto.

     3.21 Affiliate Transactions. Section 3.21 of the Disclosure Letter sets forth a complete and accurate (i) list of all Contracts to which any Seller or any of its Affiliates (other than either Company), on the one hand, and either Company, on the other hand, is a party (each transaction relating thereto, an “Affiliate Transaction”).

     3.22 Outstanding Borrowings. Section 3.22 of the Disclosure Letter sets forth (a) the amount of all outstanding borrowings of each of the Companies and the Company Subsidiaries as of the date hereof, (b) any Liens that relate to such outstanding borrowings and that encumber the assets of either Company and any Company Subsidiaries and (c) the name of each lender thereof.

     3.23 Operation of the Business. Except as set forth on Section 3.23 of the Disclosure Letter, (a) each Company has conducted the Business only through such Company and the Company Subsidiaries and not through any other divisions or any direct or indirect Subsidiary or Affiliate and (b) no part of the Business is operated by a Company through any entity other than such Company and the Company Subsidiaries.

     3.24 Absence of Certain Business Practices. Except as set forth on Section 3.24 of the Disclosure Letter, none of the Companies, any officer, employee or agent of any Company, or any other Person acting on their behalf, has, directly, or indirectly, within the past 5 years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist either Company in connection with any actual proposed transaction relating to the Business) (a) which subjected or might have subjected either Company or any Company Subsidiary to any damage or penalty in any civil, criminal or governmental litigation proceeding, (b) which if not given in the past, might have a Material Adverse Effect on either Company or any Company Subsidiary, (c) which if not continued in the future, might have a Material Adverse Effect on either Company or any Company Subsidiary or subject either Company or any Company Subsidiary to suit or penalty in any private or governmental litigation or proceeding, (d) for any of the purposes described in Section 162(c) of the Code or (e) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

     3.25 Books and Records. The books of account and other financial records of each Company and Company Subsidiary have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of each Company and Company Subsidiary have been made available to Buyers and are substantially complete and correct in all material respects. The books of account of each Company are sufficient to prepare the Financial Statements in accordance with GAAP.

     3.26 Disclosure. To the Knowledge of Sellers, no representation or warranty by the Sellers in this Agreement and no statement contained in this Agreement or in any document delivered or to be delivered pursuant hereto contains or will contain an untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYERS AND NAVARRE

     Buyers and Navarre, jointly and severally, represent and warrant to Sellers as follows:

     4.1 Organization. Each of Navarre CP, Navarre CS and Navarre CLP is a limited liability company validly existing and in good standing under the laws of Minnesota. Navarre is a corporation validly existing and in good standing under the laws of Minnesota.

     4.2 Authority. Buyers and Navarre have the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are or at the Closing will be a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyers and Navarre of this Agreement and the Ancillary Agreements to which they are or at the Closing will be a party, the performance by Buyers and Navarre of their obligations hereunder and thereunder and the consummation by Buyers and Navarre of the transactions contemplated hereby and thereby have been duly authorized by all requisite company or corporate action, as the case may be, on the part of Buyers and Navarre. This Agreement has been duly executed and delivered by Buyers and Navarre and, at the Closing, the Ancillary Agreements to which Buyers and/or Navarre are a party will be duly executed and delivered by Buyers and Navarre, as the case may be. This Agreement constitutes and, when executed and delivered at the Closing, the Ancillary Agreements to which Buyers and/or Navarre are a party will constitute, the valid and binding obligations of Buyers and Navarre, as the case may be, enforceable against Buyers and Navarre, as the case may be, in accordance with their respective terms except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

     4.3 No Conflict. Except as would not have or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the ability of Buyers and/or Navarre to perform their obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which they are or at the Closing will be a party, the execution and delivery by Buyers and Navarre of this Agreement and the Ancillary Agreements to which they are or at the Closing will be a party, do not, and the performance by Buyers and Navarre of this Agreement and the Ancillary Agreements to which they are or at the Closing will be a party and the transactions contemplated hereby and thereby by Buyers do not and will not, (i) violate any provision of the articles of organization or operating agreement of any Buyer, (ii) violate any provision of the articles of incorporation or by-laws of Navarre, (iii) violate any Law, Permit or Order applicable to Buyers and/or Navarre, or any of their assets, properties or businesses, or (iv) result in a breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time or both, would become a default) under, require any consent or notice under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, any oral or written contract, agreement, commitment or understanding, to which Buyers and/or Navarre are a party or are bound.

     4.4 Governmental Consents and Approvals. The execution and delivery by Buyers and Navarre of this Agreement and the Ancillary Agreements to which they are or at the Closing will be a party, do not, and the performance by Buyers and Navarre of this Agreement and the Ancillary Agreements to which they are or at the Closing will be a party and the consummation by Buyers and Navarre of the transactions contemplated hereby and thereby, do not and will not, require any Governmental Authorization or order of, action by, filing with or notification of any Governmental Authority, except for the requirements of the Antitrust Laws.

     4.5 Experience; Acquisition of Partnership Interests for Investment. Buyers are acquiring the Partnership Interests for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Partnership Interests. Buyers agree that the Partnership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act except (i) pursuant to an exemption from such registration available under the Securities Act and (ii) in accordance with any applicable provisions of state securities laws. Buyers are able to bear the economic risk of holding the Partnership Interests for an indefinite period, and have knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Partnership Interests.

     4.6 Brokers. Except for Bear Stearns, whose fees will be paid by Buyers and/or Navarre prior to or at the Closing, neither Buyers, Navarre nor any of their directors, governors, officers,

managers, employees or Affiliates have employed any broker, investment bank or finder or has incurred or will incur any broker’s, investment banking, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

     4.7 Closing Shares. The Closing Shares issuable pursuant to this Agreement have been duly authorized, and when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and free of pre-emptive rights.

     4.8 Buyers SEC Documents.

          (a)      Buyers and/or Navarre have furnished or made available to the Sellers a correct and complete copy of Navarre’s Annual Report on Form 10-K filed with the SEC with respect to the fiscal year ended March 31, 2004, and Navarre’s Quarterly Report on Form 10-Q filed with the SEC with respect to the fiscal quarter ended September 30, 2004, (the “Form 10-Q”), and each report, schedule, registration statement and definitive proxy statement filed by Buyers and/or Navarre with the SEC on or after the date of filing of the Form 10-Q, which are all the documents (other than preliminary material) that Buyers and/or Navarre were required to file (or otherwise did file) with the SEC in accordance with Sections 13, 14 and 15(d) of the Securities Exchange Act on or after the date of filing with the SEC of the Form 10-Q (as amended, the “Buyers SEC Documents”). As of their respective filing dates, or in the case of registration statements, their respective effective times, none of the Buyers SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Buyers SEC Documents complied when filed, or in the case of registration statements, as of their respective effective times, in all material respects with the then applicable requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder.

          (b)      The financial statements (including the notes thereto) of Navarre included in the Form 10-Q for the fiscal quarter then ended, complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may have been indicated in the notes thereto) and fairly present the financial position of Navarre as at the dates thereof and the results of its operations, shareholders’ equity and cash flows for the period then ended. Since the date of the financial statements included in Navarre’s most recent Form 10-Q filed with the SEC, there has been no material adverse change in the financial position of Navarre, and no event has occurred which could reasonably be expected to have a Material Adverse Effect on Navarre.

     4.9 Disclosure. No representation or warranty by Buyers and/or Navarre in this Agreement and no statement contained in this Agreement or in any document delivered or to be delivered pursuant hereto contains or will contain an untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which made, not misleading; it being understood that as used in this Section 4.9 “material” means material to any individual statement or omission and in the aggregate as to all statements and omissions.

ARTICLE 5

COVENANTS

     5.1 Notice of Changes.

          (a)      During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers will promptly advise Buyers in writing (i) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Sellers contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (ii) of any Material Adverse Effect on either Company, any Company Subsidiary or the Sellers and (iii) of any breach by the Sellers or any Company of any covenant or agreement contained in this Agreement. The disclosure, in the updated Disclosure Letter delivered by the Sellers pursuant to Section 7.1(t), of any events, conditions or circumstances arising in the ordinary course of business of the Companies shall be effective to amend any representation or warranty of the Sellers contained in Sections 3.9(a)(iii), 3.9(a)(ix), 3.9(a)(xiv), 3.11(b), 3.16(b), 3.20 and 3.21 of this Agreement as if disclosed in the original Disclosure Letter delivered by the Sellers on the date of this Agreement

          (b)      During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyers and/or Navarre will promptly advise the Seller Representative in writing (i) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Buyers and/or Navarre contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (ii) of any Material Adverse Effect on Buyers and/or Navarre, and (iii) of any breach by Buyers and/or Navarre of any covenant or agreement contained in this Agreement.

     5.2 Access; Confidentiality. At the reasonable request of Buyers, Sellers and the Companies shall from time to time prior to the Closing give or cause to be given to the managers, officers, employees, accountants, counsel, investors, financing sources and other authorized representatives of Buyers full access during normal business hours to (i) any and all premises, properties, files, books, records, documents and other information of the Companies and to those officers, employees, accountants, counsel and other authorized representatives of the Companies who have relevant knowledge, and (ii) all such other information in Sellers’ or either Company’s possession otherwise to the extent concerning the Companies as Buyers may reasonably request. Buyers will treat all such information as confidential in accordance with the Mutual Non-Disclosure Agreement dated as of August 4, 2004, between Navarre and Productions Company (the “Non-Disclosure Letter”).

     5.3 Notice of Proceedings. Each party to this Agreement will notify the other promptly in writing upon (i) such party’s becoming aware of any Order or judgment restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby or any complaint or threatened complaint seeking such an Order or judgment or (ii) such party’s receiving any notice from any Governmental Authority of its intention (A) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or the transactions contemplated hereby or (B) to nullify or render ineffective this Agreement or such transactions if consummated.

     5.4 Consummation of Agreement. Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to perform all obligations on its part to be performed under this Agreement, to cause the satisfaction of each of the conditions to Closing set forth in Article 6 and Article 7 to the extent that satisfaction thereof is within such party’s control and generally to cause the transactions contemplated hereby to be fully carried out in accordance with the terms hereof.

     5.5 Filings and Authorizations.

          (a)      In furtherance and not in limitation of Section 5.4:

(i)      each party agrees to use its commercially reasonable efforts (x) to file or cause to be filed a Notification and Report Form pursuant to the HSR Act no later than 10 Business Days after the date of this Agreement and any other required regulatory filings with any other Governmental Authority as promptly as practicable following the execution of this Agreement, and (y) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or by any Governmental Authority and to take such other commercially reasonable actions as may be necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; and

(ii)      within 10 Business Days following the execution of this Agreement, Buyers and/or Navarre shall use commercially reasonable efforts to file with the SEC such documents or amendments that they deem reasonably necessary to register for sale             shares of its common stock to pay a portion of the Purchase Price and Buyers and/or Navarre shall use commercially reasonable efforts to supply as promptly as practicable any additional information requested by the SEC and respond to any comments from the SEC.

          (b)      Each of the parties hereto shall, in connection with the efforts referenced in Section 5.5(a) to obtain all requisite approvals and authorizations for the transactions contemplated hereby under the HSR Act, any Antitrust Laws, the Securities Act or any other applicable Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; and (ii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the SEC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated hereby.

          (c)      In furtherance and not in limitation of the covenants of the parties contained in Sections 5.5(a) and (b), each of the parties hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Antitrust Law; provided, however, that the foregoing shall not require any party to agree to any asset divestiture or restriction on its or its Subsidiaries’ or Affiliates’ or either Company’s business operations or any other conditions to the issuance of any consent or approval under any Antitrust Law.

     5.6 Announcements. Prior to the Closing, no party hereto will (and each such party will cause its Affiliates not to) issue any press release or otherwise make any public statement or report with respect to this Agreement except (i) as and to the extent that such party or any of its Affiliates determines in good faith that it is so obligated by Law, in which case such party shall give notice, which if practicable under the circumstances, will be in writing, to the other parties in advance of such party’s or its Affiliate’s intent to make such announcement or issue such press release and the parties hereto shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued, or (ii) as may be mutually agreed by Buyers and the Companies.

     5.7 Conduct of Business of the Companies Prior to the Closing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers will, and they shall cause both Companies to, continue to conduct the business of the Companies and maintain their business relationships in the ordinary and usual course and will not, without the prior written consent of Buyers, cause either Company to take any of the following actions:

          (a)      borrow any money;

          (b)      enter into any material transaction other than the redemption of one or more holders of Partnership Interests for cash;

          (c)      encumber or permit to be encumbered any of its assets, except for Permitted Liens;

          (d)      dispose of any of its assets, other than in the ordinary course of business, other than interests in or assets of the Company Subsidiaries;

          (e)      enter into any material lease or contract for the purchase or sale or license of any property, real or personal except in the ordinary course of its business;

          (f)      fail to maintain its equipment and other assets in good working condition and repair in all material respects according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear in the ordinary course of business;

          (g)      except as may be required to cause the condition set forth in Section 7.1(u) to be satisfied or except in the ordinary course of its business, pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or special remuneration to any director, officer, employee or consultant (except for normal salary increases or bonuses consistent with past practices or pursuant to existing arrangements previously disclosed to Buyers and/or Navarre) or enter into or vary the terms of any employment, consulting or severance agreement with any such person, pay any severance or termination pay (other than payments made in accordance with plans or agreements existing on the date hereof), grant any stock option or issue any restricted stock, or enter into or modify any agreement or Employee Benefit Plan;

          (h)      change accounting methods;

          (i)      except as may be required to cause the conditions set forth in Articles 6 and 7 hereof to be satisfied or except in the ordinary course of business, amend or terminate any contract, agreement or license to which it is a party so long as any such amendment or termination would not be reasonably likely to have a Material Adverse Effect on either of the Companies;

          (j)      make any loan, advance or capital contribution to or investment in any Person;

          (k)      except as may be required to cause the conditions set forth in Articles 6 and 7 hereof to be satisfied, waive or release any right or claim except in the ordinary course of its business;

          (l)      issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding security;

          (m)      split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization or agreement affecting the number or rights of outstanding shares of its capital stock of any class affecting any other of its securities;

          (n)      merge, consolidate or reorganize with, or acquire any entity;

          (o)      license any Intellectual Property except in the ordinary course of its business consistent with past practice;

          (p)      amend its certificate of limited partnership or partnership agreements;

          (q)      agree to any audit assessment by any Tax authority;

          (r)      change any insurance coverage or issue any certificates of insurance; or

          (s)      agree to do, or enter into negotiations with respect to, any of the things described in the preceding clauses in this Section 5.7.

     5.8 Satisfaction of Conditions Precedent.

          (a)      During the term of this Agreement, the Sellers and the Companies will use their commercially reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 7, and the Sellers and the Companies will use their commercially reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated.

          (b)      During the term of this Agreement, Buyers and Navarre will use their commercially reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 6, and Buyers and Navarre will use their commercially reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated.

     5.9 Consents. The Companies shall promptly as is reasonably practicable give such notices to third parties and use its commercially reasonable efforts to obtain the third party consents listed, or required to have been listed, in Section 3.4(a) of the Disclosure Letter (the “Consents”). Buyers and Navarre shall cooperate and use all commercially reasonable efforts to assist the Companies in giving such notices and obtaining such consents; provided, however, that neither Buyers, Navarre, the Sellers nor the Companies shall be required to make any payments of money or provide any other inducement to the other party or parties to the applicable Contracts.

     5.10 No Other Negotiations. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers shall not, and will not allow either Company to, directly or indirectly, (a) solicit, initiate discussions or engage in negotiations with any Person (whether such negotiations are initiated by either Company or the Sellers or otherwise) or take any other action intended or designed to facilitate the efforts of any Person, other than Buyers and/or Navarre, relating to the possible acquisition of either Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets (with any such efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as “Acquisition Proposal”), (b) provide non-public information with respect to either Company to any Person, other than Buyers and/or Navarre in connection with any such transaction, or (c) enter into an agreement with any Person, other than Buyers and/or Navarre, providing for a possible Acquisition Proposal. If either Company or any Seller receives any unsolicited offer or proposal to enter negotiations relating to an Acquisition Proposal, the Company or Seller, as the case may be, shall immediately notify Buyers thereof, including information as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal.

     5.11 Insurance. Between the date of this Agreement and the Closing, the Companies shall use commercially reasonable efforts to maintain in full force and effect the Insurance Policies. The Companies shall promptly advise Buyers in writing of any change of insurer or type of coverage in respect of the Insurance Policies.

     5.12 Confidential Information.

          (a)      For a period of three (3) years following the Closing Date, each Seller shall, and shall cause its Affiliates and representatives to, keep confidential and not disclose to any other Person or use for the benefit of any other Person any confidential proprietary information, trade secrets (including, without limitation, the terms of all Contracts and all results of research and development) or other intellectual property in its possession or control regarding the Business (collectively, “Confidential Information”); provided that each Seller may disclose Confidential Information as required in connection with the enforcement of such Seller’s rights under this Agreement or any Ancillary Agreement to which it is a party, or as required to its financial advisors, legal counsel and other professional advisors who are advised of the confidential nature of such information and agree (or are bound under applicable cannons of ethics or similar constraints) to keep such information confidential. The obligations of each Seller under this Section 5.12 shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 5.12 or (ii) is required to be disclosed by Law, Order or regulation of a court or tribunal or Governmental Authority; provided, however, that, in any such case, to the extent practicable and not prohibited by Law, any Seller subject to such requirement shall notify the Companies as early as reasonably practicable prior to disclosure to allow the Companies to take appropriate measures to preserve the confidentiality of such information.

          (b)      Each Seller acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 5.12 would be inadequate and, accordingly, each Seller covenants and agrees that Buyers and/or Navarre shall, in addition to any other rights and remedies which Buyers and/or Navarre shall have, have the right to seek equitable relief, including injunctive relief, and to seek the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. Such right to obtain equitable relief may be exercised, at the option of Buyers and/or Navarre, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that Buyers and/or Navarre may have as a result of any such breach or threatened breach.

     5.13 Accounts Receivable.

          (a)      On or before the Closing Date, the Seller Representative shall deliver to Buyers a list of all Closing Accounts Receivable showing, in each case, the name of the customer or other third party owing each Closing Account Receivable, the date and number of each outstanding invoice and the amount owed by such customer or other third party on each such invoice.

          (b)      During the 120-day period immediately following the Closing Date (the “Collection Period”), Buyers and the Companies shall use their best efforts to collect the Closing Accounts Receivable on a basis consistent with the Companies’ collection processes prior to the Closing Date. Without the agreement of the Seller Representative, neither Buyers nor the Companies shall settle any Closing Account Receivable for less than its face value. During the Collection Period, the Seller Representative shall also have the right to seek to have the account debtors satisfy such Closing Accounts Receivable.

          (c)      On the 125th day after the Closing Date, Buyers shall prepare and deliver to the Seller Representative a list showing the total amount of each Closing Account Receivable which was collected by Buyers and the Companies (including, in the case of any item returned to a Company in respect of a Closing Account Receivable, the value of such item as determined in accordance with GAAP) as of the close of business on the 120th day following the Closing Date including any returns and the value ascribed thereto (the “Collected Accounts Receivable”), and an amount equal to the excess of Closing Accounts Receivable over the amount of Collected Accounts Receivable (but not greater than the A/R Amount) shall be released from the Escrow Account to the Buyers, and the balance, if any, of the A/R Amount shall be released to the Sellers.

          (d)      All amounts received by Buyers and the Companies during the Collection Period from any account debtor with respect to one or more Closing Accounts Receivable and one or more Post-Closing Accounts Receivable shall be applied first to the oldest outstanding Closing Accounts Receivable for such account debtor; provided that if the account debtor has asserted a colorable defense against payment of a Closing Account Receivable as to which payment would otherwise be applied hereunder, Buyers and the Seller Representative may jointly agree to apply such payment to a different Closing Accounts Receivable of such account debtor.

          (e)      At the end of the Collection Period, with respect to all Closing Accounts Receivable that have not been collected in their entirety, Buyers and the Companies shall immediately reassign to the Seller Representative, for the account of the Sellers, the entire right, title and interest of each Company in such remaining Closing Accounts Receivable. The Seller Representative shall thereupon be entitled to collect such Closing Accounts Receivable (or to settle or negotiate the amounts and terms of such Closing Accounts Receivable as he deems appropriate) and neither Buyers nor the Companies shall have any further responsibility with respect thereto or be entitled to receive any portion of any amounts collected by the Seller Representative thereon, it being understood that Buyers and the Companies shall promptly remit to the Seller Representative any amounts thereafter received from an account debtor in respect of any such reassigned Closing Account Receivable. Any returned inventory received from account debtors in respect of Closing Accounts Receivable after the end of the Collection Period shall first be credited towards all Post Closing Accounts Receivable for such account debtor (determined on a SKU-by-SKU basis), and thereafter towards Closing Accounts Receivable for such account debtor.

     5.14 Related Party Debt; Affiliate Transactions. The Sellers and the Companies shall cause all Indebtedness and payment obligations of any kind (whether for money borrowed, guarantees, intercompany Indebtedness or otherwise) of each Company owing to or for the benefit of any Related Party of such Company other than a Company including, without limitation, that certain Promissory Note dated June 30, 2004, in the principal amount of $4,000,000 made by Productions Company in favor of Robert Cocanougher, as Agent for Wise Resources, Ltd., DCJC Ltd., Wise Capital, Ltd., and Coventry Asset Management, Ltd. (“Related Party Debt”) to be cancelled at or prior to Closing, and shall cause all other Affiliate Transactions to be terminated at or prior to Closing without any Liability to either Company or any of their Subsidiaries, except for those transaction listed in Section 5.14 to the Disclosure Letter.

     5.15 Financial Statements. If reasonably required by Buyers and/or Navarre to meet SEC reporting requirements on or before the Closing Date, the Sellers shall, at their sole cost and expense, deliver, or cause each Company to deliver, to Buyers, at the earliest possible date, audited financial statements for each Company for the fiscal year ended December 31, 2004 (the “Year End Financials”), which shall be in form suitable for filing with the SEC and for which the auditors for each Company shall have consented to the inclusion of the SEC filings of Buyers and/or Navarre.

     5.16 Restriction on Transfer of Shares.

          (a)      Any Shares issued pursuant to this Agreement and any shares of capital stock or other securities received with respect thereto that have not been registered pursuant to an effective registration statement under the Securities Act pursuant to the terms of the Registration Rights Agreement (collectively, the “Restricted Securities”) shall not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of (each, a “Transfer”) except in compliance with the provisions of this Section 5.16, which provisions are intended to insure compliance with the provisions of the Securities Act. Each Seller agrees to observe and comply with the Securities Act in connection with any Transfer of Restricted Securities owned by such Seller.

          (b)      Each certificate representing Restricted Securities and each certificate issued to any transferee of any holder of any such certificate shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES OR “BLUE-SKY” LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

     5.17 Cooperation in Financing.

          (a)      Prior to the Closing, the Sellers shall, and shall cause the Companies and the Company Subsidiaries to, reasonably cooperate, and request the auditors of the Companies and the Company Subsidiaries to reasonably cooperate, with Navarre, Buyers and their auditors in connection with the financing of the transactions contemplated by this Agreement. The cooperation requested of the auditors of the Companies and the Company Subsidiaries shall include providing consent to Navarre and/or Buyers to prepare and use their audit reports relating to the Companies and the Company Subsidiaries and, at the cost of Navarre and/or Buyers, to provide any necessary “comfort letters”.

          (b)      Without limiting Section 5.17(a), prior to the Closing, the Sellers shall cause appropriate management and other employees of the Companies and the Company Subsidiaries, and Navarre and/or Buyers shall cause their appropriate management and other employees, and each of Navarre, Buyers and Sellers shall request their respective accountants, advisors, counsel and other representatives, to reasonably cooperate and participate in good faith in meetings, conference calls, drafting sessions, due diligence sessions, management presentation sessions, roadshow rehearsals, sales force presentations and sessions with rating agencies as reasonably requested by Navarre, Buyers and/or their advisors in order to obtain the financing for the transactions contemplated by this Agreement. Such cooperation shall also include arranging for senior officers of the Companies and the Company Subsidiaries to provide reasonable assistance with the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents.

ARTICLE 6

CONDITIONS TO THE OBLIGATIONS OF SELLERS

     6.1 Sellers’ Closing Conditions. The obligations of Sellers under this Agreement to effect the Closing are subject to the fulfillment of the following conditions prior to or at the Closing, each of which may be waived (as conditions to their obligations) by Sellers in their absolute discretion:

          (a)      Representations, Warranties, Covenants.

(i)      The representations and warranties of Buyers and Navarre contained in Article 4 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time).

(ii)      Buyers and Navarre shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it at or prior to the Closing.

(iii)      Buyers and Navarre shall have furnished Sellers with a certificate, dated as of the Closing Date and duly executed on behalf of Buyers and Navarre by an officer of each Buyer and Navarre, as the case may be, to the effect that the conditions set forth in clauses (i) and (ii) of this Section 6.1(a) have been satisfied as of the Closing Date.

          (b)      Injunction; Litigation; Legislation. (i) None of the parties hereto shall be subject to any order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby, (ii) no action or proceeding shall have been instituted before any court or Governmental Authority to restrain or prohibit, or to obtain damages in respect of, the consummation of the transactions contemplated hereby, (iii) none of the parties hereto shall have received written notice from any Governmental Authority of (x) its intention to institute any action or proceeding to restrain, enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the transactions contemplated hereby or (y) the actual commencement of such investigation, and (iv) no statute, rule or regulation shall have been promulgated or enacted by any Governmental Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby.

          (c)      HSR Act. The waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

          (d)      Secretary’s Certificate. Each Buyer and Navarre shall have furnished Sellers with a certificate, dated as of the Closing Date and duly executed on behalf of each Buyer by the Secretary of each Buyer and on behalf of Navarre by the Secretary of Navarre, certifying as to an attached copy of the resolutions of the Board of Governors of each Buyer and the Board of Directors of Navarre, as the case may be, authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements to which they are a party, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

          (e)      Good Standing Certificates. Each Buyer shall have furnished Sellers with a certificate certifying as to its organization, valid existence and good standing as a limited liability company in the State of Minnesota as of a date no more than 5 days prior to the Closing Date. Navarre shall have furnished Sellers with a certificate certifying as to its incorporation, valid existence and good standing as a corporation in the State of Minnesota as of a date no more than 5 days prior to the Closing Date.

          (f)      Assignment and Assumption. Each Assignment and Assumption Agreement executed and delivered by a Seller shall be executed and delivered by the appropriate Buyer.

          (g)      Escrow Agreement. Each Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

          (h)      Employment Agreement. Productions Company shall have executed and delivered the Employment Agreement pursuant to Buyers’ authorization.

          (i)      Non-Competition Agreements. Each Buyer shall have executed and delivered the Non-Competition Agreements.

          (j)      Registration Rights Agreement. Navarre, the Seller Representative and each Seller shall have executed and delivered the Registration Rights Agreement.

          (k)      Consents and Approvals. Buyers and/or Navarre shall have obtained, each in form and substance reasonably satisfactory to the Sellers in their sole and absolute discretion, and delivered to the Sellers, all Governmental Authorizations that are required to be obtained by Buyers and/or Navarre in order to consummate the transactions contemplated hereby.

          (l)      Legal Opinion. Buyers shall have delivered the legal opinion of Winthrop & Weinstine, P.A., counsel to Buyers and Navarre, in form and substance reasonably satisfactory to the Sellers.

          (m)      Allocation of Purchase Price. Buyers and the Sellers shall have agreed to the Allocation of Purchase Price pursuant to Section 1.1(d).

ARTICLE 7

CONDITIONS TO THE OBLIGATIONS OF BUYERS AND NAVARRE

     7.1 Buyers’ and Navarre’s Closing Conditions. The obligations of Buyers and Navarre under this Agreement to effect the Closing are subject to the fulfillment of the following conditions prior to or at the Closing, each of which may be waived (as conditions to their obligations) by Buyers and Navarre in their absolute discretion:

          (a)      Representations, Warranties, Covenants.

(i)      The representations and warranties contained in Articles 2 and 3 of this Agreement shall be true and correct in all material respects as though such representations and warranties were made as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time).

(ii)      Each Seller and each Company shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by such Seller, or such Company, as applicable, at or prior to the Closing.

(iii)      Each Seller and each Company shall have furnished Buyers with a certificate (each, a “Closing Certificate”), dated as of the Closing Date and duly executed by such Seller (if an Individual) or on behalf of such Seller by an officer of such Seller, to the effect that the conditions applicable to such Seller or such Company set forth in clauses (i) and (ii) of this Section 7.1(a) have been satisfied as of the Closing Date.

          (b)      Injunction; Litigation; Legislation. (i) None of the parties hereto shall be subject to any order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby, (ii) no action or proceeding shall have been instituted before any court or Governmental Authority to restrain or prohibit, or to obtain damages in respect of, the consummation of the transactions contemplated hereby, (iii) none of the parties hereto shall have received written notice from any Governmental Authority of (x) its intention to institute any action or proceeding to restrain, enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the transactions contemplated hereby or (y) the actual commencement of such investigation, and (iv) no statute, rule or regulation shall have been promulgated or enacted by any Governmental Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby.

          (c)      HSR Act. The waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

          (d)      Secretary’s Certificates. Each Seller (other than the Individuals) and each Company shall have furnished Buyers with a certificate, dated as of the Closing Date and duly executed on behalf of such Seller and such Company, respectively, by the Secretary of such Seller and such Company, respectively, certifying as to (i) an attached copy of the resolutions of the Board of Directors (or such other governing body) of such Seller and all holders of interests in such Seller or of such Company, respectively, authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements to which such Seller and such Company, respectively, is a party, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded and (ii) a true and complete copy of the certificate of formation and operating agreement (or similar governing instruments) of such Company.

          (e)      Good Standing Certificates. Each Company shall have furnished Buyers with a certificate certifying as to such Company’s organization, valid existence and good standing as a domestic limited partnership in the State of Texas as of a date no more than 5 days prior to the Closing Date.

          (f)      Release Agreements. Each Seller shall have executed and delivered a Release Agreement.

          (g)      Minimum Cash. Either (i) the Companies shall have at least $2,500,000 in Cash on the Closing Date, or (ii) Sellers shall provide evidence, in form and content reasonably acceptable to Buyers, that the amount by which Cash is less than $2,500,000 was used by the Companies to acquire content, Intellectual Property rights, or other income producing assets relating to the Business. Notwithstanding the foregoing, in the event that the Companies have less than

$2,500,000 in Cash on the Closing Date (after giving effect to the provisions of clause (ii) above), Sellers may, within 2 Business Days of notice of such deficiency from Buyers, provide Cash to the Companies in the amount of such deficiency, and such amount shall be deemed to be Cash held by the Companies as of the Closing Date.

     (h)      Cancellation of Indebtedness; Affiliate Transactions. All Related Party Debt shall have been cancelled and each Company shall have delivered to Buyers a release and satisfaction executed by each such Related Party in form and substance reasonably satisfactory to Buyers. All other Affiliate Transactions except those transactions set forth in Section 5.14 of the Disclosure Letter shall have been terminated without continuing Liability to either Company or any of the Company Subsidiaries and each Company shall have delivered to Buyers a release and satisfaction executed by each such Affiliate in form and substance reasonably satisfactory to Buyers.

     (i)      Escrow Agreement. Each of the Seller Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

     (j)      Registration Rights Agreement. Navarre, the Seller Representative and each Seller shall have executed and delivered the Registration Rights Agreement.

     (k)      Consents and Approvals. The Companies shall have obtained, each in form and substance reasonably satisfactory to Buyers, and delivered to Buyers, all Governmental Authorizations that are required in order to consummate the transactions contemplated hereby and to permit Buyers to conduct the business of the Companies as currently conducted and as contemplated to be conducted.

     (l)      Legal Opinion. The Seller Representative shall have delivered the legal opinion of Shannon, Gracey, Ratliff & Miller, LLP, counsel to the Sellers, the Seller Representative and the Companies, in form and substance reasonably satisfactory to Buyers.

     (m)      Assignment and Assumption Agreements. Each Seller shall have executed and delivered an Assignment and Assumption Agreement.

     (n)      Gen Fukunaga. Gen Fukunaga shall have entered into the Employment Agreement.

     (o)      Non-Competition Agreements. Each Individual party to a Non-Competition Agreement shall have executed and delivered his respective Non-Competition Agreement.

     (p)      Indebtedness. Except as set forth in Section 7.1(p) of the Disclosure Letter, the Company and Company Subsidiaries shall have no Indebtedness.

     (q)      Financing. Buyers and/or Navarre shall have obtained funds sufficient to enable Buyers and/or Navarre to consummate the transactions contemplated by this Agreement on such terms as are satisfactory to Buyers and/or Navarre in their sole and absolute discretion.

     (r)      Financial Statements. The Sellers shall have delivered to Buyers the Year End Financials if required by Buyers and/or Navarre pursuant to the terms of Section 5.15, as well as the

Statement of Operations indicating that the Companies have generated not less than $23,000,000 of EBIT during the period covered by the Statement of Operations.

          (s)      Allocation of Purchase Price. The Sellers and Buyers shall have agreed to the Allocation of Purchase Price pursuant to Section 1.1(d).

          (t)      Disclosure Letter. The Sellers shall have delivered to Buyers an updated Disclosure Letter updating the disclosures required by Sections 3.9(a)(iii), 3.9(a)(ix), 3.9(a)(xiv), 3.11(b), 3.16(b), 3.20 and 3.21 of this Agreement.

          (u)      Barry Watson. Barry Watson shall have entered into a termination and release agreement in form and substance reasonably satisfactory to Buyers.

ARTICLE 8

SURVIVAL; INDEMNIFICATION

     8.1 Survival. Subject to this Section 8.1 and to Section 8.2, all representations, warranties, covenants and agreements contained in this Agreement or the Disclosure Letter or the Ancillary Instruments shall survive (and not be affected in any respect by) the Closing and any investigation conducted by any party hereto. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement and the related indemnity obligations set forth in Section 8.2 shall terminate on, and no claim or action with respect thereto may be brought after the third (3rd) anniversary date of the Closing Date, except that (i) the representations and warranties contained in Sections 2.2, 2.3, 2.6, 3.1(b), 3.3, clause (i) of Section 3.4(a), Section 3.19, Section 4.2, clause (i) of Section 4.3 and Section 4.6 and the related indemnity obligations contained in Section 8.2 shall survive indefinitely, (ii) the representations and warranties contained in Section 3.18 and the related indemnity obligations contained in Section 8.2 shall survive until the sixth anniversary of the Closing Date, and (iii) the representations and warranties contained in Sections 3.10 and 3.12 and the related indemnity obligations contained in Sections 8.2 and 10.1 shall survive until 60 days following the running of the applicable statute of limitations (giving effect to any waiver or extension thereof). The representations, warranties, covenants and indemnity obligations which terminate pursuant to this Section 8.1, and the Liability of any party hereto with respect thereto pursuant to this Article 8, shall not terminate with respect to any claim, whether or not fixed as to Liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice from the Indemnified Party setting forth the facts upon which the claim for indemnification is based in reasonable detail prior to the expiration of the applicable survival period.

     8.2 Indemnification. The parties hereto shall indemnify each other as set forth below:

          (a)      Subject to Section 8.1 and the other provisions of this Section 8.2 including, without limitation, Section 8.2(c), each Majority Seller and each Minority Seller hereby severally (but jointly as among Minority Sellers and Majority Sellers as provided in Paragraph (c) below), agrees to indemnify and hold harmless (i) each Company (from and after the Closing), (ii) each Buyer, (iii) Navarre and (iv) their respective managers, officers, employees, governors, directors, agents and Affiliates (collectively as to (i), (ii), (iii) and (iv), the “Buyers’ Indemnitees”) from, and to reimburse Buyers’ Indemnitees for, on a Net After Tax Basis, any Losses (including, without limitation, any reasonable Legal Expenses) based upon, in connection with, arising out of, resulting from, or otherwise in respect of:

(i)      the breach of or inaccuracy as of the Closing Date of any representation or warranty of any such Seller set forth in Article 2 of this Agreement (the “Relevant Representations”); and

(ii)      the breach by any such Seller (or Seller Representative) of or failure by any such Seller (or Seller Representative) to perform any of its covenants or agreements contained in this Agreement.

          (b)      Subject to Section 8.1 and the other provisions of this Section 8.2 including, without limitation, Section 8.2(c), each Majority Seller and each Minority Seller (and, prior to the Closing only, each Company) hereby severally (but jointly as among Minority Sellers and Majority Sellers as provided in Paragraph (c) below), agrees to indemnify and hold harmless Buyers’ Indemnitees from, and to reimburse Buyers’ Indemnitees for, on a Net After Tax Basis, any Losses (including, without limitation, any reasonable Legal Expenses) based upon, in connection with, arising out of, resulting from or otherwise in respect of:

(i)      the breach of or inaccuracy as of the Closing Date of any representation or warranty of the Sellers set forth in Article 3 of this Agreement (the “Company Representations”);

(ii)      the breach by the Sellers (or Seller Representative) of or failure by Sellers (or Seller Representative) to perform any of their covenants or agreements contained in this Agreement; and

(iii)      the breach by either Company of or failure by either Company to perform prior to the Closing any of its covenants or agreements contained in this Agreement.

     provided, however, that:

(1)	Sellers (and, prior to Closing only, the Companies) shall not be responsible for any Losses with respect to Section 8.2(b)(i), until the amount of all Losses of the Buyers’ Indemnitees under Section 8.2 exceeds $1,000,000 (the “Basket Amount”), in which case Sellers (and, prior to Closing only, the Companies) shall be liable only to the extent such Losses exceed the Basket Amount; and

(2)	The cumulative aggregate indemnity obligation of Sellers (and, prior to the Closing only, the Companies) under Section 8.2(a)(i) and (b)(i) shall be calculated as follows:

(A)	For Indemnification Claims received by Sellers (and prior to Closing only, the Companies) during the period commencing on the date of this Agreement and continuing until the 460th day following the Closing Date (the “First Cap Period”), the cumulative aggregate indemnity obligation of Sellers and the

Companies, as the case may be, shall in no event exceed $20,000,000. Within 10 days following the close of the First Cap Period, an amount equal to $10,000,000 less the amount of any Indemnification Claims received by Sellers and/or the Companies, as the case may be, during the First Cap Period in excess of $10,000,000 shall be released from the Escrow Account to Sellers (the “First Escrow Release Amount”).

(B)	For Indemnification Claims received by Sellers during the period commencing on the 461st day following the Closing Date and continuing for a period of 270 days thereafter (the “Second Cap Period”), the cumulative aggregate indemnity obligation of Sellers shall be reduced to an amount not to exceed the positive difference, if any, of $10,000,000 less the amount of any Indemnification Claims received by Sellers and/or the Companies, as the case may be, during the First Cap Period where it is determined by a Final Order that Buyers and/or Navarre are entitled to the amount of such Indemnification Claims and such amount has been paid and received by Buyers and/or Navarre, as the case may be. Within 10 days following the close of the Second Cap Period, an amount equal to $10,000,000 less the amount of any Indemnification Claims received by Sellers and/or the Companies, as the case may be, during the Second Cap Period in excess of $10,000,000 shall be released from the Escrow Account to Sellers (the “Second Escrow Release Amount”).

(C)	For Indemnification Claims received by Sellers during the period commencing on the 732nd day following the Closing Date and continuing for a period of 360 days thereafter (the “Third Cap Period”), the cumulative aggregate indemnity obligation of Sellers shall be reduced to an amount not to exceed the positive difference, if any, of $10,000,000 less the amount of any Indemnification Claims received by Sellers and/or the Companies, as the case may be, during the First Cap Period and Second Cap Period where it is determined by a Final Order that Buyers and/or Navarre are entitled to the amount of such Indemnification Claims and such amount has been paid and received by Buyers and/or Navarre, as the case may be.

          (c)      Notwithstanding anything in Articles 2 and 3 and Sections 8.2(a) and 8.2(b) to the contrary, the indemnity obligations of each Majority Seller shall only be joint and several with respect to the other Majority Sellers and the indemnity obligations of each Minority Seller shall only be joint and several with respect to the other Minority Sellers. In addition, with respect to indemnification claims arising out of Sections 8.2(a) and 8.2(b), the Majority Sellers shall only be jointly and severally liable for the Majority Share of any Losses (on a Net After Tax Basis) and the Minority Sellers shall only be jointly and severally liable for the Minority Share of any Losses (on a Net After Tax Basis).

          (d)      Subject to Section 8.1 and to the other provisions of this Section 8.2, Buyers and Navarre hereby, jointly and severally, agree to indemnify and hold harmless Sellers and their respective officers, directors, agents, employees and Affiliates (collectively, the “Seller Indemnitees”) from, and to reimburse Seller Indemnitees for, on a Net After Tax Basis, any Losses (including, without limitation, any reasonable Legal Expenses), based upon, in connection with, arising out of, resulting from or otherwise in respect of:

(i)      the breach of or inaccuracy as of the Closing Date of any representation or warranty of Buyer and/or Navarre set forth in Article 4 of this Agreement;

(ii)      the breach by Buyer and/or Navarre of or failure by Buyer and/or Navarre to perform any of its covenants or agreements contained in this Agreement; and

(iii)      except to the extent that any such claims, damages or liabilities occurs in reliance upon and in conformity with written information regarding Sellers furnished by Sellers expressly for use and used in connection with the Registration Statement or Prospectus, claims, damages or liabilities (joint or several) to which Seller Indemnitees may become subject under the Securities Act, the Securities Exchange Act or any state securities laws, insofar as such claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendments or supplements thereto, (b) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the Buyers and/or Navarre of the Securities Act, the Securities Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Securities Exchange Act or any state securities laws.

          (e)      As promptly as practicable, and in any event within 60 days, after Buyers, Navarre or Sellers shall receive any notice of, or otherwise become aware of, the commencement of any action, suit or proceeding or the assertion of any claim, for which indemnification is provided for by Section 8.2(a), (b) or (d) (an “Indemnification Event”), the party entitled to such indemnification (an “Indemnified Party”) shall give written notice (an “Indemnification Claim”) to the party (or in the case of any Seller who is an Indemnified Party, to the Seller Representative) from which such indemnification is (or, under such assumption, could be) sought (an “Indemnifying Party”) describing in reasonable detail the Indemnification Event and the basis on which indemnification is (or, under such assumption, could be) sought; but the failure of the Indemnified Party to give the Indemnification Claim within such time period shall not relieve the Indemnifying Party of any Liability hereunder in respect of such Indemnification Event (or the facts or circumstances giving rise thereto) except to the extent that such Indemnifying Party is prejudiced or harmed as a consequence of such failure.

          (f)      If any Indemnification Event involves the claim of any third party (a “Third-Party Claim”), the Indemnifying Party shall (whether or not the Indemnified Party is entitled to claim indemnification under Section 8.2(a), (b) or (d), as the case may be) be entitled to, and the Indemnified Party shall provide the Indemnifying Party with the right to, participate in, and assume sole control over, the defense and settlement of such Third-Party Claim (with counsel reasonably satisfactory to the Indemnified Party); provided, however, that (i) the Indemnifying Party or Indemnifying Parties shall provide written notice to the Indemnified Party of its or their election to assume control of the defense of such Third-Party Claim (and in the case of Sellers as the Indemnifying Party in accordance with their joint and several obligations under Section 8.2, shall be provided to Buyers and/or Navarre by a single written notice duly executed by the Seller Representative), (ii) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such Third-Party Claim, provided that if there is an actual conflict of interest between the Indemnifying Party and the Indemnified Party, which in the reasonable opinion of counsel to the Indemnified Party would prevent one counsel from representing both the Indemnifying Party and the Indemnified Party in any matter, the Indemnifying Party shall be responsible for all such reasonable counsel expenses of the Indemnified Party to the extent the Indemnifying Party is found to be liable to indemnify the Indemnified Party, and (iii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party, which approval shall not be unreasonably withheld, conditioned or delayed (and in the case of an approval required by Sellers as the Indemnified Party, shall be communicated to Buyers and/or Navarre as the Indemnifying Party by a single notice duly executed by the Seller Representative), before entering into any settlement of such Third-Party Claim or ceasing to defend against such Third-Party Claim if (x) as a result of such settlement or ceasing to defend, injunctive or other equitable relief would be imposed against the Indemnified Party or (y) in the case of a settlement, the Indemnified Party would not thereby receive from the claimant an unconditional release from all further Liability in respect of such Third-Party Claim. After written notice by the Indemnifying Party or Indemnifying Parties to the Indemnified Party of its or their election to assume control of the defense of any such Third-Party Claim, subject to the provisions of the following exceptions, the Indemnifying Party or Indemnifying Parties shall not be liable hereunder to indemnify any Person for any Legal Expenses subsequently incurred in connection therewith. If the Indemnifying Party or Indemnifying Parties do not assume sole control over the defense or settlement of such Third-Party Claim as provided in this Section 8.2(f) within a reasonable period of time, or, after assuming such control, fails to diligently defend against such Third-Party Claim in good-faith (it being agreed that settlement of such Third-Party Claim does not constitute such a failure to defend) the Indemnified Party shall have the right (as to itself) to defend and, upon obtaining the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, if such Indemnifying Party is liable for the Losses with respect to such Third Party Claim, settle the claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor in accordance with in Section 8.2(a), (b) or (d), as appropriate. Notwithstanding the foregoing provisions of this Section 8.2(f), the Indemnified Party shall have the right at all times to take over and assume the control (as to itself) of the defense or settlement of any Third-Party Claim; provided, however, that in such event and if the Indemnified Party has not taken over control of such Third Party Claim under the previous sentence the Indemnifying Party or Indemnifying Parties shall cease to have any obligation under Section 8.2(a), (b) or (d), as the case may be, in respect of such Third-Party Claim. The

Indemnifying Party shall not be liable under this Section 8.2(f) for any settlement or compromise affected without its consent.

          (g)      The Indemnified Party and the Indemnifying Party shall each cooperate fully (and shall each cause its Affiliates to cooperate fully) with the other in the defense of any Third-Party Claim pursuant to Section 8.2(f). Without limiting the generality of the foregoing, each such Person shall furnish the other such Person (at the expense of the Indemnifying Party) with such documentary or other evidence as is then in its or any of its Affiliates’ possession as may reasonably be requested by the other Person for the purpose of defending against any such Third-Party Claim.

          (h)      If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) actually receives any recovery, settlement or other similar payment with respect to the Loss for which it received such indemnity payment (the “Recovery”), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

          (i)      Unless otherwise required by applicable Law, any payment made by Buyers, Navarre or Sellers pursuant to this Section 8.2 shall be deemed an adjustment to the Purchase Price.

          (j)      Notwithstanding anything herein to the contrary (i) this Section 8.2 shall have no application to claims for indemnification with respect to Section 3.12, which claims are governed exclusively by Section 10.1, (ii) the time limitations set forth in Section 8.1, and the Basket Amount and the aggregate indemnification obligations set forth in Section 8.2(b), shall not apply to Losses arising from representations made with the knowledge that such representations were false at the time they were made or fraudulent acts or failures to act, and (iii) the limitations set forth in Sections 8.2(b)(A), (B) and (C) shall not apply to Losses arising in respect of claims for any breach of any representation and warranty contained in Sections 2.2, 2.3, 2.6, 3.1(b), 3.3, clause (i) of Section 3.4(a), Section 3.19, Section 4.2, clause (i) of Section 4.3, or Section 4.6.

          (k)      For purposes of this Article 8, any breach of or inaccuracy in any representation or warranty shall be determined without regard to any materiality or knowledge qualifiers set forth in such representation or warranty, and all references to materiality and knowledge qualifiers shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.

     8.3 Set-Off. Without limiting any of the other rights Buyers and/or Navarre may have at law or in equity to recover from the Sellers in respect of claims made pursuant to this Article 8, Buyers and/or Navarre may set-off an amount equal to Buyers’ or Navarre’s reasonable estimate of such claim(s) against any payment or payments coming due to the Sellers pursuant to this Agreement including without, limitation, the Performance Payments, said set-off to be made against such payments in the order in which they come due; provided, however, to the extent that Buyers and/or Navarre exercises their right of set-off, it shall promptly notify the Sellers of the basis for such set-off and, within 15 days thereafter, Buyers and/or Navarre, as the case may be, shall negotiate in good faith with the Sellers to attempt to resolve any dispute. If it is ultimately determined that Buyers and/or Navarre wrongfully set-off any amount (or portion thereof) against any payment due the Sellers, such amount shall be promptly paid to the Sellers.

     8.4 Exclusive Remedy. Each party’s rights of indemnification contained in this Article 8 shall, from and after the Closing Date, be its sole and exclusive remedy for any Losses in connection with this Agreement and the transactions contemplated hereby (including Losses in connection with Third Party Claims), except as provided in Section 10.1 and except for Losses arising from representations made with the knowledge that such representations were false at the time they were made or fraudulent acts or failures to act.

ARTICLE 9

TERMINATION

     9.1 Termination of Agreement. This Agreement may be terminated at any time on or prior to the Closing:

          (a)      by the mutual consent of the Seller Representative and Buyers;

          (b)      by Buyers or the Seller Representative, if the Closing has not taken place on or prior to the Outside Date, provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement or breach of a representation or warranty contained in or made pursuant to this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

          (c)      by Buyers or the Seller Representative, if any court or Governmental Authority of competent jurisdiction in the United States or any other material foreign jurisdiction shall have issued an Order, or taken any other action, permanently prohibiting the transactions contemplated by this Agreement, and such Order, or other action, shall have become final and non-appealable; or

          (d)      by either Buyers or the Seller Representative if there has been a material breach by (i) any of Sellers, the Seller Representative or the Companies, in the case of termination by Buyers, or (ii) Buyers or Navarre, in the case of termination by the Seller Representative, of any of the representations, warranties, covenants or agreements made by such person in this Agreement, which would permit such other person or persons not to consummate the transactions contemplated by this Agreement, following written notice from the terminating party and the failure to cure any such material breach by the breaching party within 30 days of receipt of such notice.

          (e)      In the event that Buyers and/or Navarre fail to consummate the transactions contemplated hereby by the Outside Date due to Buyers’ and/or Navarre’s failure to secure financing necessary to consummate the transactions contemplated hereby, Buyers or Navarre shall pay to Sellers, as Sellers’ sole and exclusive remedy for the Buyers’ or Navarre’s failure to consummate the transactions contemplated hereby, a termination fee in the aggregate amount of $2,500,000.

          (f)      In the event that Sellers fail to consummate the transactions contemplated hereby by the Outside Date in order to pursue a competing offer for the sale of the Partnership

Interests of all or substantially all of the assets of the Companies, Sellers shall pay to Buyers and/or Navarre, as Buyers’ and Navarre’s sole and exclusive remedy for the Sellers failure to consummate the transactions contemplated hereby, a termination fee in the aggregate amount of $2,500,000.

          (g)      In the event of termination of the Agreement pursuant to this Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of this Section 9.1 and of Section 11.1 shall survive the termination of this Agreement.

ARTICLE 10

CERTAIN TAX MATTERS

     10.1 Certain Tax Matters.

          (a)      Buyers and Sellers acknowledge that for U.S. Federal income tax purposes the Companies shall be deemed to have terminated as of the Closing Date and both Companies’ taxable years shall close on the Closing Date (the “Final Year”). Sellers shall prepare and file or cause to be filed by the Companies and the Company Subsidiaries (to the extent of the Companies’ aggregate direct and indirect ownership of a Company Subsidiary) any Income Tax Returns required to be filed by the Companies for any taxable period ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), including, without limitation, any partnership Tax Return for the Final Year and all Tax Returns required to be filed by the Company Subsidiaries for all Pre-Closing Tax Periods. If requested by Buyers, the partnership Tax Returns for the Final Year shall include an election under Section 754 of the Code. Buyers shall prepare and file or cause to be prepared and filed all other Tax Returns of the Companies and the Company Subsidiaries for any Pre-Closing Tax Periods that are due after the Closing; provided, however, that (i) drafts of any such Tax Returns shall be provided to Seller Representative for his review prior to filing, and (ii) such Tax Returns shall be prepared in a manner consistent with past practice and in accordance with the then applicable Tax law.

          (b)      Each Seller shall jointly and severally indemnify Buyers Indemnitees and hold them harmless from and against, on a Net After Tax Basis, (i) any and all Taxes imposed on either of the Companies or any of the Company Subsidiaries for any Pre-Closing Tax Period; (ii) any and all Taxes imposed on either of the Companies or any of the Company Subsidiaries for any Pre-Closing Straddle Period (as defined in Section 10.1(d) below); (iii) any and all Taxes of any Person (other than either Company or any of the Company Subsidiaries) imposed on any of the Companies or any of the Company Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before, or as a result of, the Closing, or as a result of being a member of an affiliated group, or being included in a combined, consolidated, or unitary income or similar Tax Return, prior to the Closing, including pursuant to Treasury Regulations § 1.1502-6; (iv) any and all Taxes imposed or other Losses (including, without limitation, any reasonable Legal Expenses) as a result of the breach of any representation or warranty contained in Section 3.12 or this Article 10 and (v) any and all Taxes imposed upon any Seller for any period.

          (c)      Buyers shall prepare and file all Tax Returns required to be filed by the Companies or the Company Subsidiaries for any period that includes (but does not end on) the Closing Date (a “Straddle Period” ) and will notify Seller Representative of Buyers’ calculation of the Taxes attributable to any Pre-Closing Straddle Period (determined in accordance with Section 10.1(d)); provided, however, that drafts of any such Tax Returns and calculations shall be provided to Seller Representative at least 60 days prior to filing. Buyers and Seller Representative shall attempt to resolve in good faith any disagreement arising out of any Straddle Period Tax Return and/or any calculation of Sellers’ share of the related Tax liability; if any such dispute is not resolved within 30 days prior to the deadline for filing the Tax Return in question, the matter shall be submitted for binding resolution to a mutually acceptable nationally recognized accounting firm in the relevant jurisdiction with no material relationship to Buyers or Sellers. The accounting firm will have 10 days within which to resolve the disagreement. Buyers and Sellers will share the fees and expenses of the accounting firm jointly.

          (d)      In the case of any Straddle Period, the amount of any Taxes of any Company or Company Subsidiary attributable to the portion of such Straddle Period ending on the Closing Date (such portion, a “Pre-Closing Straddle Period” ) with respect to (x) real, personal and intangible property Taxes and any other Taxes levied on a per diem basis (“Per Diem Taxes”), shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period prior to and including the Closing Date, and the denominator of which is the total number of days in the Straddle Period, and (y) the Taxes of any Company or Company Subsidiary (other than Per Diem Taxes) for any Pre-Closing Straddle Period shall be computed as if such taxable period ended as of the close of business on the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any Straddle Period shall be made by means of a closing of the books and records of the applicable Company or Company Subsidiary as of the close of business on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual or periodic basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

          (e)      After the Closing Date, each of Buyers and Sellers shall furnish or cause to be furnished to each other (subject to reimbursement by the requesting party for any out-of-pocket expenses), upon request, as promptly as practicable, such information (including access to books, records and personnel) and assistance as is reasonably requested for the preparation and filing of any Tax Return or related document, for the preparation for any Tax audit or for the prosecution or defense of any claim, suit or proceeding relating to Liability for Taxes of Sellers, Buyers, the Companies or any Company Subsidiary. Buyers further agree to retain and provide Sellers with access to all books and records relevant to the Liability of Sellers for Taxes for any periods prior to Closing for at least five years after the Closing and to give Sellers notice and an opportunity to receive such books or records prior to destroying or discarding any such books or records.

          (f)      Buyers shall, in the event that Buyers or, following the Closing Date, the Companies or the Company Subsidiaries receive notice (in writing) of any audit, examination or claim by any taxing authority with respect to Taxes for any Pre-Closing Tax Period for which Buyers’ Indemnitees may be indemnified hereunder (a “Tax Claim”), promptly notify Seller Representative thereof. Buyers shall have the sole right to contest any Tax Claim through appropriate administrative and judicial procedures, and shall be entitled to control any such contest. Buyers (i) shall keep Seller Representative reasonably informed of the status of any such Tax Claim and (ii) shall not pay or compromise any Tax liability asserted in such Tax Claim for which the Sellers have an indemnification obligation hereunder without the Seller Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

          (g)      Sellers will be entitled to retain, or to receive prompt payment from Buyers or the Companies of, any refund or credit for overpayment of Taxes for which Sellers are responsible pursuant to this Section 10.1, plus any interest received or credited with respect thereto, from the relevant taxing authorities, except to the extent any such refund or credit is taken into account in determining the Adjusted Net Worth. Buyers will be entitled to retain, or to receive prompt payment from Sellers of, any refund or credit for overpayment of Taxes of the Companies that Sellers are not entitled to retain or receive pursuant to the immediately preceding sentence, plus any interest received or credited with respect thereto, from the relevant taxing authorities. Buyers and Sellers shall cooperate with respect to claiming any refund or credit with respect to Taxes referred to in this Section 10.1(g). For purposes of this Section 10.1(g), a party will be deemed to have made prompt payment of a refund or credit if such payment is made within 10 Business Days of the receipt by such party of such refund or of the use by such party of such credit.

          (h)      All transfer, documentary, sales, use, stamp, registration and similar Taxes, and all conveyance fees, recording charges, real property gains, and similar fees and charges (including any penalties and interest) incurred in connection with the sale of the Partnership Interests (or any deemed sale of assets as the result of the sale of the Partnership Interests or as a result of the deemed sale of any ownership interests in the Company Subsidiaries) shall be paid timely by the Sellers. Buyers will be responsible for preparing and timely filing (and Sellers shall timely cooperate with Buyers in preparing and filing) any forms required with respect to any such Taxes. Buyers will provide to Sellers a true copy of each such return as filed and evidence of the timely filing thereof, and Sellers will provide to Buyers evidence of timely payment thereof.

          (i)      Any indemnification payment for Taxes required by this Section 10.1 shall be treated by all parties as an adjustment to the Purchase Price unless otherwise required by applicable law, and shall be paid within 15 Business Days after written notice of payment of, or the obligation to pay, such Taxes by the party, or any of such party’s Affiliates, who must be indemnified hereunder.

     10.2 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving any of the Companies or the Company Subsidiaries and a Person (other than another Company) shall be terminated as of the Closing Date and, after the Closing Date, no Company shall be bound thereby or have any liability thereunder.

     10.3 Coordination of Provisions. The indemnification provided for in Section 10.1 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of the representations and warranties contained in Section 3.12. In the event of a conflict between the provisions of this Article 10, on the one hand, and the provisions of Article 8, on the other, the provisions of this Article 10 shall control with respect to any claim relating to Taxes. For avoidance of doubt, any indemnification claim with respect to Taxes shall not be subject to the Basket Amount or the Cap.

ARTICLE 11

MISCELLANEOUS

     11.1 Expenses. Except as expressly set forth in Section 8.2, regardless of whether the Closing occurs, each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement (“Transaction Expenses”), including, without limitation, accounting and legal fees incurred in connection herewith; provided, however, that (i) Buyers shall pay all fees, commissions and expenses of Bear Stearns incurred in connection with the transactions contemplated by this Agreement, (ii) the Sellers shall pay all fees, commissions and expenses of A.G. Edwards, Inc. incurred in connection with the transactions contemplated by this Agreement, (iii) Buyers shall reimburse Sellers for all reasonable audit and legal costs up to a maximum of $100,000, associated with the audit for the fiscal year ended December 31, 2001, and (iv) if the Closing is consummated, except as otherwise expressly provided herein, all Transaction Expenses of the Companies attributable to the period prior to and ending at the Closing, other than those out-of-pocket expenses actually paid prior to the Closing, shall be deemed liabilities of the Companies as of the Closing and shall be taken into account for purposes of calculating Adjusted Net Worth.

     11.2 Further Assurances. Subject to Section 9.1 hereof, from time to time prior to, at and after the Closing Date, without the payment of any additional consideration and at Buyers’ expense, each party hereto will execute all such instruments and take all such actions as the other parties shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement.

     11.3 Notices. Notices and other communications provided for herein shall be in writing (which shall include notice by facsimile transmission) and shall be delivered or mailed (or if by graphic scanning or other facsimile communications equipment of the sending party hereto, delivered by such equipment), addressed as follows:

     If to any Seller, the Seller Representative or (prior to the Closing only) either Company:

Daniel Cocanougher
6851 NE Loop 820, Suite 247
North Richland Hills, TX 76181
Fax No. (817) 788-0628

with a copy to:	Moses & Singer LLP
1301 Avenue of the Americas
New York, NY 10019
Attention: Howard Herman, Esq.
Fax No. (212) 554-7700

and (prior to closing
only) a further copy to:	Stephanie Giotes, Esq.
6851 N.E. Loop 820; Suite 247

North Richland Hills, TX 76181
Fax No. (817) 788-0628

If to Buyers or Navarre:	Navarre Corporation
7400 49th Avenue North
New Hope, MN 55428
Attention: Eric Paulson, CEO
Ryan Urness, General Counsel
Fax No.: (763) 504-1107

and

Winthrop & Weinstine, P.A.
225 South Sixth Street, Suite 3500
Minneapolis, MN 55402
Attention: Scott J. Dongoske, Esq.
Fax No: (612) 604-6800

or to such other address as a party may from time to time designate in writing in accordance with this section. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given, when delivered if delivered by hand, when transmission confirmation is received if telecopied, 3 Business Days after mailing if mailed, and 1 Business Day after deposit with an overnight courier service if delivered by overnight courier. Notwithstanding the foregoing, if a notice or other communication is actually received after 5:00 p.m. at the recipient’s designated address, such notice or other communication shall be deemed to have been given the later of (i) the next Business Day or (ii) the Business Day on which such notice or other communication is deemed to have been given pursuant to the immediately preceding sentence.

     11.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Seller or the Seller Representative, on the one hand, or Buyers or Navarre, on the other hand, without the prior written consent of the other. Notwithstanding the foregoing, Buyers may assign any of their rights and obligations hereunder in whole or in part to any Affiliate of Buyers and may collaterally assign their rights hereunder to any lender or financing source to Buyers, in each case, without the consent of Sellers; provided, however, that no such assignment by Buyers shall relieve the Buyers from any of their obligations hereunder. Any assignment in violation of this Agreement shall be null and void ab initio.

     11.5 Construction.

          (a)      Unless otherwise expressly specified herein, (i) defined terms in the singular shall also include the plural and vice versa, (ii) the words “hereof,” “herein,” “hereunder” and other similar words refer to this Agreement as a whole, (iii) Article, Section, Schedule and Exhibit references in this Agreement are to Articles of, Sections of, Schedules to and Exhibits to this

Agreement, and (iv) words of any gender (masculine, feminine, neuter) mean and include correlative words of the other genders.

          (b)      The captions in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          (c)      All references to “days” shall be to calendar days unless Business Days are specified.

          (d)      Unless the context otherwise requires, (i) “or” is not exclusive and (ii) “including” means “including but not limited to” and “including without limitation”.

          (e)      The phrases “date of this Agreement” and “date hereof” and any other phrases of similar import shall mean January 10, 2005 (it being understood that, with respect to representations and warranties made as of the “date of this Agreement” or as of the “date hereof”, the date or time which such representations and warranties are made or deemed to have been made or as of which the accuracy or inaccuracy thereof is measured or determined shall not alter the January 10, 2005 date as of which any such representations or warranties speak).

          (f)      The terms “it,” “its” and “itself” shall, as the context requires, be deemed to include “he,” “him,” “his,” “himself,” “she,” “her,” “hers” and “herself.”

     11.6 Law Governing. THIS AGREEMENT IS INTENDED AS A CONTRACT UNDER AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LOCAL LAW OF THE STATE OF MINNESOTA (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES WOULD PERMIT OR REQUIRE THE APPLICATION OF LAW OF ANY OTHER JURISDICTION), INCLUDING WITHOUT LIMITATION AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY, ENFORCEABILITY AND PERFORMANCE.

     11.7 Waiver of Provisions. The provisions, terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party hereto waiving compliance. The failure of any party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party hereto of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     11.8 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that such parties are not signatory to the same counterpart.

     11.9 Entire Agreement. This Agreement (including the Disclosure Letter and Exhibits hereto), the Ancillary Agreements and the Non-Disclosure Letter constitute the entire agreement among the parties relating to the subject matter hereof and thereof, and supersede and cancel any and all prior agreements among them, relating to the subject matter hereof and thereof (including without limitation that certain letter agreement among certain of the parties dated October 27, 2004) and may not be amended or modified except by a written agreement signed by each party hereto.

     11.10 Submission to Jurisdiction; Waivers.

          (a)      Each party to this Agreement hereby irrevocably and unconditionally:

(i)      (x) agrees that any suit, action or proceeding instituted against it by any other party with respect to this Agreement or any Ancillary Agreement may be instituted, and that any suit, action, or proceeding by it against any other party with respect to this Agreement or any Ancillary Agreement shall be instituted, exclusively in the United States District Court, District of Minnesota, Fourth Division (and appellate courts therefrom) as the party instituting such suit, action or proceeding may in its sole discretion elect, (y) consents and submits, for itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by the other and (z) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(ii)      agrees that service of all writs, process and summonses in any suit, action or proceeding may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Companies, Buyers, Navarre, Sellers or the Seller Representative, as the case may be, at the addresses for notices pursuant to Section 11.3 hereof (with copies to such other Persons as specified therein), such service to become effective 15 days after such mailing; provided, that nothing contained in this Section 11.10(a)(ii) shall affect the right of the Companies, Buyers, Navarre, Sellers or the Seller Representative, as the case may be, to serve process in any other manner permitted by law;

(iii)      (x) waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement brought in the court specified in Section 11.10(a)(1), (y) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (z) agrees not to plead or claim either of the foregoing; and

(iv)      WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

     11.11 No Third Party Beneficiary. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (other than Indemnified Parties) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     11.12 No Presumption. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof or referred to herein, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

     11.13 Severability. To the fullest extent that they may effectively do so under applicable law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (i) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (ii) without limitation of clause (i), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (iii) without limitation of clause (i) or (ii), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof. Without limitation of the preceding sentence, (A) it is the intent of the parties hereto that, in the event that in any court proceeding, such court determines that any provision of this Agreement is illegal, invalid or unenforceable in any jurisdiction to any extent, such court shall have the power to, and shall, (1) modify such provision (including by limiting the Persons against whom, or the circumstances under which, such provision shall be effective in such jurisdiction) for purposes of such proceeding to the minimum extent necessary so that such provision, as so modified, may then be enforced in such proceeding and (2) enforce such provision, as so modified pursuant to clause (1), in such proceeding and (B) upon any determination that any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. Nothing in this Section 11.13 is intended to, or shall, (x) limit the ability of any party hereto to appeal any court ruling or the effect of any favorable ruling on appeal or (y) limit the intended effect of Section 11.6 or 11.10.

     11.14 Seller Representative.

          (a)      Sellers hereby authorize and direct the Seller Representative to take such action, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Seller Representative hereunder in connection with the transactions contemplated hereby and to exercise such rights, power and authority as are incidental thereto. Execution of this Agreement by Sellers shall constitute ratification by Sellers of the appointment of the Seller Representative in accordance herewith and agreement to be bound by the actions of the Seller Representative taken hereunder.

          (b)      Subject to the provisions of this Section 11.14(b), the Seller Representative shall serve as such from the date hereof until the earlier of his removal or the completion of his obligations hereunder. The parties hereto acknowledge and agree that, as to all matters arising under this Agreement, the Seller Representative shall act for and on behalf of Sellers. When this Agreement provides that a determination or any other action or event is conclusive and binding upon Sellers, such determination, action or event of the Seller Representative shall be conclusive and binding upon Sellers. In addition, the Seller Representative shall have all such incidental powers as may be necessary or desirable to carry into effect the provisions of this Section 11.14, including, at the expense of Sellers, to retain attorneys, accountants and other advisors to assist him in the performance of his duties hereunder. In the event that the Person who is acting as the Seller Representative is terminated by Sellers, his successor shall be appointed by Seller in accordance with this Section 11.14. Upon the resignation of any Seller Representative, a successor Seller Representative (and, if necessary, further successor Seller Representatives), shall be appointed by the Seller Representative or in the event of his death, or his failure to so appoint a successor by the other Sellers. Any successor to a Seller Representative shall for purposes of this Agreement be deemed to be, for the time of the appointment thereof, a Seller Representative and from and after such time, the term “Seller Representative” as used herein shall be deemed to refer to any successor. No appointment of a successor shall be effective unless such successor agrees in writing to be bound by the terms of this Agreement.

          (c)      Sellers agree that the provisions set forth in this Section 11.14 shall in no way impose any obligations on Buyers and/or Navarre other than those explicitly set forth in this Agreement. In particular, notwithstanding in any case any notice received by Buyers and/or Navarre to the contrary, Buyers and Navarre shall be fully protected in relying upon and shall be entitled (i) to rely upon actions, decisions and determinations of the Seller Representative and (ii) to assume that all actions, decisions and determinations of the Seller Representative are fully authorized and binding upon the Seller Representative and Sellers.

          (d)      Each Seller further agrees that Seller Representative (A) shall not incur any personal liability for acting in such capacity if in doing so he acts upon advice of counsel or otherwise acts in good faith, (B) shall not incur any personal liability for acting in such capacity in the absence of his gross negligence or willful misconduct, (C) may act upon any instrument or signature believed by him to be genuine and may assume that any Person purporting to give any notice or instruction under this Agreement or any Ancillary Agreement or document believed by him to be authorized has been authorized to do so. The Seller Representative shall not be liable for any act done or omitted hereunder as Seller Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted by pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers shall severally indemnify the Seller Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of such Seller Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

          (e)      The Seller Representative shall act without any compensation. Notwithstanding the foregoing, the Seller Representative shall be promptly reimbursed by the Sellers for all out-of-pocket expenses incurred by him in his capacity of Seller Representatives.

          (f)      Any amounts received by the Seller Representative in respect of Closing Accounts Receivable after the Collection Period will be paid to the Sellers in accordance with their Pro Rata Share.

     11.15 Guaranty. Navarre hereby unconditionally guarantees unto the Sellers, their successors and assigns, the full performance and observance of all of the obligations, duties and undertakings of Buyers under this Agreement. This guaranty is a guaranty of payment and not of collection, is a primary obligation of Navarre, and no act or omission which would at law or equity constitute a discharge or defense to this guaranty shall have such effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Productions Management, LLC
By:
Name:
Title:

FUNimation General Partnership
By:
Name:
Title:

FUNimation Management Company, LLC
By:
Name:
Title:

FUNimation Productions, Ltd.
By:	FUNimation General Partnership, its general partner

By:
Name:
Title:

The FUNimation Store, Ltd.
By:	FUNimation Management Company, LLC, its general partner

By:
Name:
Title:

Daniel Cocanougher, as the Seller Representative
By:
DANIEL COCANOUGHER

GEN FUKUNAGA

DANIEL COCANOUGHER

ROBERT COCANOUGHER

ALLEN COCANOUGHER

JENNIFER B. COCANOUGHER

DANIEL COCANOUGHER, Custodian for ROBERT A.. COCANOUGHER JR., Minor

ROBERT COCANOUGHER SR., Custodian for DANIELLE M. COCANOUGHER, Minor

ROBERT COCANOUGHER SR., Custodian for ELLEN J. COCANOUGHER, Minor

CINDY FUKUNAGA

ROBERT BRENNAN

BARRY WATSON

Navarre CP, LLC
By:
Name:
Title:

Navarre CS, LLC
By:
Name:
Title:

Navarre CLP, LLC
By:
Name:
Title:

Navarre Corporation
By:
Name:
Title:

EXHIBIT A

     1. For purposes of the Agreement to which this Exhibit A is attached, the following terms shall have the following meanings:

     “2004 Statement of Operations” shall be defined as set forth in Section 3.5(a).

     “Accounting Firm” shall be defined as set forth in Section 1.4(b).

     “Acquisition Proposal” shall be defined as set forth in Section 5.10.

     “Adjusted Net Worth” shall mean the total equity value of the Companies determined as of the Closing Date in accordance with GAAP.

     “Affiliate” means, as to any specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. No Seller shall be deemed to be an Affiliate of each other solely by virtue of its ownership interest in a Company.

     “Affiliate Transaction” shall be defined as set forth in Section 3.21.

     “Agreement” shall be defined as set forth in the Recitals.

     “Allocation of Purchase Price shall be defined as set forth in Section 1.1(d).

     “Ancillary Agreements” means the Release Agreements, the Assignment and Assumption Agreements, the Escrow Agreement, the Registration Rights Agreement, the Non-Competition Agreements and the Ancillary Instruments executed and delivered as contemplated hereby.

     “Ancillary Instruments” means all schedules or certificates delivered pursuant to this Agreement.

     “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, applicable DOT regulations, and all other federal, state and foreign statutes, rules, regulations, Orders, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

     “A/R Amount” means $1,800,000.

     “Assignment and Assumption Agreement” means an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B.

     “Audited Financial Statements” shall be defined as set forth in Section 3.5(a).

     “Basket Amount” shall be defined as set forth in Section 8.2(b)(iii)(A).

     “Business” shall mean the business of the Companies as currently conducted and as conducted on the Closing Date including, without limitation, home video distribution of anime and related products and the acquisition of Japanese properties in connection therewith.

     “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in Minneapolis, Minnesota, or Fort Worth, Texas, are authorized or required by Law to remain closed.

     “Buyers” shall be defined as set forth in the Recitals.

     “Buyers’ Indemnitees” shall be defined as set forth in Section 8.2(a).

     “Buyers’ Closing Schedule” shall be defined as set forth in Section 1.4(a).

     “Buyers’ SEC Documents” shall be defined as set forth in Section 4.8(a).

     “Calculation Statement” shall be defined as set forth in Section 1.5(e).

     “Cash” means cash and cash equivalents of each Company net of the aggregate amount of any checks outstanding as of the opening of business on the Closing Date; provided, that Cash shall not include any customer deposits or cash or cash equivalents subject to other similar restrictions.

     “Closing” shall be defined as set forth in Section 1.2.

     “Closing Accounts Receivable” means the accounts receivable and other receivables of Productions Company as of the Closing (after allowances for returns and bad debt consistent with Productions Company’s historical accounting practices).

     “Closing Cash Amount” means $100,400,000, as adjusted pursuant to Section 1.4.

     “Closing Certificate” shall be defined as set forth in Section 7.1(a)(iii).

     “Closing Date” shall be defined as set forth in Section 1.2.

     “Closing Shares” shall be defined as set forth in Section 1.1(b)(ii).

     “Closing Share Price” shall mean the price per share of Navarre Common Stock determined based on the 20-day Volume Weighted Average Price, or “VWAP”, of shares of Navarre Common Stock on the NASDAQ National Market System during the twenty (20) trading days immediately preceding the Closing Date.

     “COBRA” shall be defined as set forth in Section 3.10(e).

     “Collected Accounts Receivable” shall be defined as set forth in Section 5.13(c).

     “Code” means the Internal Revenue Code of 1986, as amended.

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     “Collection Period” shall be defined as set forth in Section 5.13(b).

     “Companies” shall be defined as set forth in the Recitals.

     “Company” shall be defined as set forth in the Recitals.

     “Company Representations” shall be defined as set forth in Section 8.2(b)(i).

     “Company Subsidiaries” means the Subsidiaries set forth in Section 3.2 of the Disclosure Letter.

     “Confidential Information” shall be defined as set forth in Section 5.12(a).

     “Consents” shall be defined as set forth in Section 5.9.

     “Contracts” means all written and oral contracts and all other legally binding agreements, commitments, understandings and undertakings to which either Company is a party or by which either Company or any of their assets are bound.

     “Copyrights” means all original works of authorship or any part thereof which are within the scope of the copyright Laws of the United States or treaties to which the United States is a party, including all copyrights, copyrightable works and mask works, including all rights of authorship, use, publication, merchandising, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and mask works, and all rights to register and obtain renewals and extensions of Copyrights, together with all other interests accruing by reason of international copyright and mask work conventions.

     “Copyright Office” shall be defined as set forth in Section 3.16(b).

     “Disclosure Letter” means the Disclosure Letter, dated the date of the Agreement, delivered to Buyer.

     “Disputed Items” shall be defined as set forth in Section 1.4(a).

     “Dollar” or “$” means a dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts.

     “EBIT” shall mean the Companies’ combined net income plus interest expense and Taxes, determined in accordance with GAAP.

     “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former officer, employee or consultant (or to any dependent or beneficiary thereof) of either Company or any Company Subsidiary, which are now or have been maintained by either Company or any Company Subsidiary, or under which either Company or any Company Subsidiary has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, medical, disability, share purchase or other similar plans, policies,

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programs, practices or arrangements.

     “Employment Agreement” shall mean an Employment Agreement by and between Gen Fukunaga and Productions Company, dated as of the Closing Date, in substantially the form attached hereto as Exhibit C.

     “Environmental Costs and Liabilities” means, with respect to any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in Contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

     “Environmental Law” means any and all applicable federal, state or local directive, statute, law, rule, regulation, ordinance, or rule of common law in effect and any judicial or administrative decisions, including any judicial or administrative order, consent decree or judgment, relating to the control of any pollutant or hazardous material, the protection of the environment or the effect of the environment on human health, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.; the Resource Conservation and Recovery Act, as amended, U.S.C. Sections 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sections 1252 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Sections 300f et seq.; the Hazardous Materials Transportation Act, as amended 49 U.S.C. Sections 1801 et seq.; the Atomic Energy Act, as amended, 42 U.S.C. Sections 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. Sections 136 et seq.; the Occupational Safety and Health Act, as amended, 20 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. Sections 11001 et seq.

     “Environmental Permits” means any license, permit, order, consent, approval, registration, authorization, qualification or filing required under any Environmental Law.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Escrow Account” means the escrow account established and maintained in accordance with the Escrow Agreement.

     “Escrow Agent” means Wells Fargo Bank Minnesota, National Association, as escrow agent under the Escrow Agreement, or any successor in such capacity.

     “Escrow Agreement” means an Escrow Agreement by and among Sellers, the Seller Representative, Buyers and the Escrow Agent in substantially the form attached hereto as Exhibit D.

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     “Fifth Pay-Out Period” shall be defined as set forth in Section 1.5(a)(v).

     “Final Order” shall mean (i) a written agreement between Sellers and/or the Companies, as the case may be, and Buyers and/or Navarre, as the case may be; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which Sellers and/or the Companies, as the case may be, and Buyers shall agree in writing. The judgment or decree of a court shall be deemed final only when the time for appeal and reconsideration of any kind, if any, shall have expired and no appeal or motion for reconsideration shall have been taken or when all appeals and motions taken shall have been finally determined.

     “Final Year” shall be defined as set forth in Section 10.1(a).

     “Financial Statements” shall be defined as set forth in Section 3.5(a).

     “First Cap Period” shall be defined as set forth in Section 8.2(b)(iii)(B)(a).

     “First Escrow Release Amount” shall be defined as set forth in Section 8.2(b)(iii)(B)(a).

     “First Pay-Out Period” shall be defined as set forth in Section 1.5(a)(i).

     “Form 10Q” shall be defined as set forth in Section 4.8(a).

     “Fourth Pay-Out Period” shall be defined as set forth in Section 1.5(a)(iv).

     “FUN Seller” shall be defined as set forth in the Recitals.

     “FUN Seller General Partnership Interests” shall be defined as set forth in Section 1.1(a).

     “GAAP” shall mean United States generally accepted accounting principles, applied on a basis consistent with the basis used by the Companies in connection with the preparation of the Financial Statements.

     “Governmental Authority” means any government, any governmental, administrative or regulatory entity, authority, commission, board, agency, instrumentality, bureau or political subdivision and any court, tribunal or judicial or arbitral body.

     “Governmental Authorization” means any approval, consent, license, permit, Order, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law, including the lapse of any waiting period thereunder.

     “GP Seller” shall be defined as set forth in the Recitals.

     “GP Seller Limited Partnership Interests” shall be defined as set forth in Section 1.1(a).

     “Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea

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formaldehyde insulation.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Income Tax Return” shall mean any Tax Return relating to Income Taxes.

     “Income Taxes” shall mean any Taxes in the nature of income or franchise taxes.

     “Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable, amounts payable under license agreements and other accrued current liabilities arising in the ordinary course of business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock of such Person; (vi) all factoring or similar arrangements; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

     “Indemnification Cash” shall mean $20,000,000.

     “Indemnification Claim” shall be defined as set forth in Section 8.2(e).

     “Indemnification Event” shall be defined as set forth in Section 8.2(e).

     “Indemnified Party” shall be defined as set forth in Section 8.2(e).

     “Indemnifying Party” shall be defined as set forth in Section 8.2(e).

     “Individual” shall be defined as set forth in the Recitals.

     “Individual General Partnership Interests” shall be defined as set forth in Section 1.1(a).

     “Insurance Policies” shall be defined as set forth in Section 3.17.

     “Intellectual Property” means all intellectual property rights and related priority rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention: (i) Trademarks; (ii) Copyrights; (iii) discoveries, concepts, ideas, research and development, know-how, formulae, inventions (whether or not patentable and whether or not reduced to practice), compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including

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customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company and its Subsidiaries, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights, and (iv) all Software.

     “IRS” means the Internal Revenue Service.

     “Knowledge of Sellers” or “Sellers’ Knowledge” (or words of similar import) means the actual conscious awareness of any fact by any Seller; provided, however, in the case of Gen Fukunaga and Daniel Cocanougher, “Knowledge of Sellers” or “Sellers’ Knowledge” (or words of similar import) means the actual conscious awareness of any fact after inquiry by Gen Fukunaga and Daniel Cocanougher, as the case may be, of the responsible officers of the applicable Company, assuming such inquiry was conducted in a manner consistent with that of a reasonably prudent person holding a position or positions similar to the positions held by Gen Fukunaga and Daniel Cocanougher with the Companies.

     “Laws” means all laws, constitutions, statutes (including without limitation the Securities Act and Securities Exchange Act), directives, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, Orders, decisions, ruling or awards, consent orders, consent decrees and policies of any Governmental Authority, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

     “Leased Real Property” means all interests leased pursuant to the Real Property Leases.

     “Legal Expenses” means the fees, costs and expenses of any kind incurred by any Person indemnified under Articles 8 and 10 and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

     “Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

     “License Agreement” shall be defined as set forth in Section 3.9(a)(xiv).

     “Lien” means any lien (including any Tax lien), pledge, mortgage, security interest, restriction, encroachment, charge, conditional sales or other title or interest retention agreement, easement, license, option, right of first refusal, claim, defect in title or encumbrance of any kind whatsoever.

     “Losses” means all losses, damages, liabilities and claims, and fees, costs and expenses of any kind related thereto (whether or not resulting from a Third-Party Claim) (including, without limitation, Legal Expenses).

     “Majority Sellers” shall mean Daniel Cocanougher, Robert Cocanougher, Allen Cocanougher, Jennifer B. Cocanougher, Robert Allen Cocanougher, Jr., Danielle M. Cocanougher, and Ellen J. Cocanougher and Barry Watson.

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     “Majority Share” shall mean an amount equal to 72.449%.

     “Management Seller” shall be defined as set forth in the Recitals.

     “Management Seller General Partnership Interests” shall be defined as set forth in Section 1.1(a).

     “Material Adverse Effect” means any circumstances, state of facts or matters, change, event, occurrence, action or omission that have or result, or may reasonably be expected to have or result, in a material adverse effect on the: (a) business, properties, assets, liabilities, affairs, prospects, condition (financial or otherwise) or results of operations of a Person; or (b) ability of a Person to perform its obligations under this Agreement or any Ancillary Agreement.

     “Material Contracts” shall be defined as set forth in Section 3.9(a).

     “Memorandum” shall mean the Form S-3 Shelf Registration Statement (SEC No. 333-119348) of Buyers and/or Navarre or any related prospectus or amendment regarding the Companies or Sellers.

     “Minority Sellers” shall mean Gen Fukunaga, Cindy Fukunaga and Robert Brennan.

     “Minority Share” shall mean an amount equal to 27.551%.

     “Navarre” shall be defined as set forth in the Recitals.

     “Navarre CLP” shall be defined as set forth in the Recitals.

     “Navarre CP” shall be defined as set forth in the Recitals.

     “Navarre CS” shall be defined as set forth in the Recitals.

     “Navarre Common Stock” shall mean shares of common stock, no par value per share, of Buyer.

     “Net After Tax Basis” means, with respect to any calculation of any indemnification payment owed to any party pursuant to this Agreement, calculation thereof taking into account any Taxes actually owing by the indemnified party or its Affiliates as a result of receipt or accrual of the indemnity payment and any savings in Taxes actually realized by the indemnified party or its Affiliates as a result of the indemnified liability. In the event that a Tax liability is actually incurred or a savings in Taxes is actually realized by an indemnified party subsequent to the time that an indemnification payment is required to be paid, such liability or savings shall be taken into account (and payment with respect thereto shall be made by the appropriate party) only as and when such liability is incurred or savings are realized.

     “Non-Competition Agreement” shall mean a non-competition agreement dated as of the Closing Date between Buyers and each of Gen Fukunaga, Daniel Cocanougher, Robert Cocanougher and Allen Cocanougher, substantially in the form attached hereto as Exhibit E.

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     “Non-Disclosure Letter” shall be defined as set forth in Section 5.2.

     “Order” means any preliminary or permanent injunction, judgment or other order or decree of a Governmental Authority of competent jurisdiction.

     “Outside Date” shall mean May 15, 2005.

     “Owned Real Property” means the real property owned by either Company, together with all structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon attached or appurtenant thereto or owned by either Company and located on Leased Real Property and all easements, licenses, rights and appurtenances relating to the foregoing.

     “Partnership Interests” shall be defined as set forth in the Recitals.

     “Patent Rights” means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.

     “Pay-Out Period” means any of the First Pay-Out Period, the Second Pay-Out Period, the Third Pay-Out Period, the Fourth Pay-Out Period, or the Fifth Pay-Out Period, as applicable.

     “Performance Payment” and “Performance Payments” shall be defined as set forth in Section 1.1(b)(iii).

     “Performance Payment Dispute Notice” shall be defined as set forth in Section 1.5(e).

     “Performance Payment Disputed Items” shall be defined as set forth in Section 1.5(e).

     “Permits” means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings which are required to be made with all applicable Governmental Authorities or required under all applicable Laws of the U.S. (federal, state or local) or any other jurisdiction.

     “Permitted Liens” means (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith by appropriate proceedings and as to which reserves have been established on the Financial Statements reflecting the full amount of such contested Taxes, (ii) Liens arising or resulting from any action taken by Buyers or any of their Affiliates, (iii) Liens to the extent created by this Agreement, and (iv) Liens under lines of credit and borrowings disclosed in the Disclosure Letter; provided that Liens described in this clause (iv) are terminated on or prior to the Closing Date.

     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, Governmental Authority or any agency or political subdivision thereof or other entity.

     “Per Diem Taxes” shall be defined as set forth in Section 10.1(d).

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     “Post Closing Account Receivable” means any account receivable of a Company arising from a transaction occurring after the Closing.

     “Pre-Closing Straddle Period” shall be defined as set forth in Section 10.1(d).

     “Pre-Closing Tax Period” shall be defined as set forth in Section 10.1(a).

     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City.

     “Productions Company” shall be defined as set forth in the Recitals.

     “Pro-Rata Share” means with respect to each Seller, the percentage set forth for such Seller in Section 1.1(c)(ii) of the Disclosure Letter.

     “Prospectus” means the prospectus to be included within the Registration Statement and any amendments or supplements thereto to be filed by Navarre after the date of this Agreement relating to the financing of the transactions contemplated by this Agreement.

     “PTO” shall be defined as set forth in Section 3.16(b).

     “Purchase Price” shall be defined as set forth in Section 1.1(b).

     “Real Property” means the Owned Real Property and the Leased Real Property.

     “Real Property Laws” shall be defined as set forth in Section 3.14(f).

     “Real Property Leases” means all leases, subleases, licenses and other occupancy agreements, and all amendments, modifications or supplements thereto or renewals thereof, relating to any real property and to which either Company is a party or pursuant to which either Company uses or occupies any real property.

     “Recovery” shall be defined as set forth in Section 8.2(h).

     “Registration Rights Agreement” means the Registration Rights Agreement substantially in the form attached hereto as Exhibit F.

     “Registration Statement” means the Registration Statement on Form S-3 filed by Buyers and/or Navarre with the SEC in connection with the equity financing contemplated by Buyers and/or Navarre in order to consummate the transactions contemplated by this Agreement.

     “Related Party” means, with respect to each Company, any Seller, any Affiliate of such Seller, any officer or director of such Seller, the other Company, each Subsidiary of the other Company and any of their respective Affiliates and any relative of any of the foregoing.

     “Related Party Debt” shall be defined as set forth in Section 5.14.

     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

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     “Release Agreement” means a Release Agreement in substantially the form attached hereto as Exhibit G.

     “Relevant Representations” shall be defined as set forth in Section 8.2(a)(i).

     “Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.

     “Restricted Securities” shall be defined as set forth in Section 5.16(a).

     “SEC” means the U.S. Securities and Exchange Commission.

     “Second Cap Period” shall be defined as set forth in Section 8.2(b)(iii)(B)(b).

     “Second Escrow Release Amount” shall be defined as set forth in Section 8.2(b)(iii)(B)(b).

     “Second Pay-Out Period” shall be defined as set forth in Section 1.5(a)(ii).

     “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time and in effect, and the rules, regulations and interpretations thereunder.

     “Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time and in effect, and the rules, regulations and interpretations thereunder.

     “Seller” shall be defined as set forth in the Recitals.

     “Seller Indemnitees” shall be defined as set forth in Section 8.2(d).

     “Seller Representative” shall be defined as set forth in the Recitals.

     “Sellers” shall be defined as set forth in the Recitals.

     “Sellers’ Dispute Notice” shall be defined as set forth in Section 1.4(a).

     “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

     “Store Company” shall be defined as set forth in the Recitals.

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     “Straddle Period” shall be defined as set forth in Section 10.1(c).

     “Subsidiary” means, with respect to any specified Person, any other corporation, partnership, joint venture, association or other entity in respect of which such specified Person directly, or indirectly through one or more other Subsidiaries, either (i) owns not less than 50% of the overall economic equity or (ii) has the power to elect at least 50% of the board of directors (or individuals serving a function similar to that of a board of directors of a corporation). “Subsidiary” includes, with respect to each Company, such corporations, partnerships, joint ventures, associations or other entities with respect to which (i) the combined equity interests held by Productions Company and Store Company equals no less than 50% of the overall economic equity or (ii) the combined voting power of Productions Company and Store Company is sufficient to elect at least 50% of the board of directors (or individuals serving a function similar to that of a board of directors of a corporation).

     “Target Net Worth” shall be defined as set forth in Section 1.4(e).

     “Tax Claim” shall be defined as set forth in Section 10.1(f).

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     “Taxes” means all (i) taxes, assessments, duties, levies, fees and other governmental charges of any kind whatsoever (including taxes on or with respect to net or gross income, alternative minimum, employment, social security (or similar), value added, rent, excise, occupancy, licensing, sales, use, transfer, ad valorem, intangibles, gross receipts, personal property, real property, environmental (including taxes under Code section 59A), franchise, doing business, withholding, payroll, stamp and capital), of the United States (federal, state or local) or other applicable jurisdiction, whether or not disputed, (ii) interest thereon, penalties, fines, additions to tax or additional amounts with respect to items described in clause (i), and any interest in respect of any such penalties, fines, additions or additional amounts and (iii) liability in respect of any items described in clauses (i) or (ii) payable as a successor, by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

     “Third Cap Period” shall be defined as set forth in Section 8.2(b)(iii)(B)(c).

     “Third Escrow Release Amount” shall be defined as set forth in Section 8.2(b)(iii)(B)(c).

     “Third-Party Claim” shall be defined as set forth in Section 8.2(f).

     “Third Pay-Out Period” shall be as defined in Section 1.5(a)(iii).

     “Trademarks” means any marks, names, symbols or devices used by a Person to identify itself or its products or services, whether or not registered, including trademarks (including trade dress and product configurations), registered trademarks (including trade dress and product configurations), applications for registration of trademarks (including trade dress and product configurations), service marks, registered service marks, applications for registration of service marks, business names, trade names, registered trade names and applications for registration of

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service marks, business names, trade names, registered trade names and applications for registration of trade names, domain names, registered domain names and applications for registration of domain names and any and all goodwill associated with the foregoing.

     “Transaction Expenses” shall be defined as set forth in Section 11.1.

     “Transfer” shall be defined as set forth in Section 5.16(a).

     “Year End Financials” shall be defined as set forth in Section 5.15.

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Exhibit B

to

Partnership Interest Purchase Agreement

Form of

Assignment and Assumption Agreement

Exhibit C

to

Partnership Interest Purchase Agreement

Form of

Employment Agreement

Exhibit D

to

Partnership Interest Purchase Agreement

Form of

Escrow Agreement

Exhibit E

to

Partnership Interest Purchase Agreement

Form of

Non-Competition Agreement

Exhibit F

to

Partnership Interest Purchase Agreement

Form of

Registration Rights Agreement

Exhibit G

to

Partnership Interest Purchase Agreement

Form of

Release